UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIMONEIRA COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023 Notice of Annual Meeting
and Proxy Statement

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”). The Annual Meeting will be held on March 21, 2023, at 10:00 a.m. Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California, 93060.

Limoneira is an agricultural and community development company rooted in rich history, heritage and tradition. This is an important moment in our future as we reflect on recent successes and look forward, evaluating new opportunities in an ever changing world.We are relentlessly pursuing new strategies that will optimize our operations and enhance value for our customers and stockholders, while enhancing our legacy, employing sustainable management practices, and fairly valuing natural and human resources. Integrity matters at Limoneira and we make sure it is a cornerstone of our relationships with employees, customers, stockholders, suppliers and our community.

Enclosed please find our Notice of 2023 Annual Meeting of Stockholders and Proxy Statement, a proxy card and our annual report. The proxy statement contains important information about the business to be conducted at the Annual Meeting, the proposals we will consider and how you can vote your shares. Please be sure to carefully follow the instructions contained in these proxy materials.

Your vote is very important to us. We encourage you promptly to vote your shares by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy card regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting.

On behalf of the Board of Directors and the management of Limoneira Company, I extend our appreciation for your investment in Limoneira Company.

Sincerely,

Scott S. Slater
Chairperson of the Board of Directors

Notice of Annual Meeting of Stockholders
To Be Held Tuesday, March 21, 2023

Limoneira Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, March 21, 2023, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California 93060, for the following purposes:

•to elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);

•to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);

•to ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2023 (“Proposal 3”);

•to amend our Restated Certificate of Incorporation to allow for the exculpation of officers (“Proposal 4”); and

•to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the enclosed proxy statement. The Board of Directors recommends that you vote FOR ALL the director nominees, FOR the advisory approval of the compensation of the Named Executive Officers, FOR the ratification of the independent auditors, and FOR the amendment of our Restated Certificate of Incorporation.

Stockholders of record at the close of business on January 27, 2023, the record date, will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices at 1141 Cummings Road, Santa Paula, California 93060. We will begin mailing the Notice of Annual Meeting, proxy statement and proxy card on or about February 13, 2023 to stockholders of record at the close of business on January 27, 2023.

To be sure that your shares are properly represented at the Annual Meeting, whether or not you attend, please promptly vote your shares either by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed envelope. We must receive your proxy card no later than 11:59 p.m. Pacific Time, on March 20, 2023.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please carefully read the sections in the proxy materials on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

By order of the Board of Directors.

Amy Fukutomi
Vice President of Compliance & Corporate Secretary

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Limoneira Company	ii	2023 Proxy Statement

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Except where the context indicates otherwise, “the Company,” “we,” “us” and “our” refer to Limoneira Company and its wholly owned subsidiaries. References to “stockholders” refer to stockholders of Limoneira Company

Limoneira Company	1	2023 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders

LIMONEIRA COMPANY
1141 Cummings Road
Santa Paula, California 93060

Proxy Statement for the Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”), for the 2023 Annual Meeting of Stockholders, to be held on Tuesday, March 21, 2023, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060 and for any adjournments or postponements thereof. We refer to the 2023 Annual Meeting of Stockholders as the “Annual Meeting.” The Notice of Annual Meeting, proxy statement and proxy card are first being mailed or provided to stockholders on or about February 13, 2023. The costs for mailing will be paid by the Company.

ANNUAL MEETING OF STOCKHOLDERS	DateMarch 21, 2023
Time10:00 a.m. Pacific Time
Record DateJanuary 27, 2023

Purpose of the Meeting

As described in more detail in this proxy statement, the Annual Meeting is being held for the following purposes:

Proposal		Board of Directors Vote Recommendation	Page Reference
1.	to elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);	FOR	Page 12
2.	to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);	FOR	Page 40
3.	to ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2023 (“Proposal 3”);	FOR	Page 41
4.	to amend our Restated Certificate of Incorporation to allow for exculpation of officers (“Proposal 4”); and	FOR	Page 44
5.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Limoneira Company	2	2023 Proxy Statement

Questions and Answers About Attending and Voting
at the Annual Meeting

Computershare Trust Company, N.A. (“Computershare”) has been selected as our inspector of election. As part of its responsibilities, Computershare is required to independently verify that you are a stockholder of the Company eligible to participate in the Annual Meeting and to determine whether you may vote at the Annual Meeting. Therefore, it is very important that you follow the instructions below to participate in the Annual Meeting.

Where and when will the meeting be held?

This year’s meeting will be held on March 21, 2023, and will begin at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on January 27, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 17,830,604 shares of common stock outstanding and entitled to vote, 14,790 shares of Series B Convertible Preferred Stock outstanding and entitled to vote and 9,300 shares of Series B-2 Convertible Preferred Stock outstanding and entitled to vote. Holders of our common stock and Series B-2 Convertible Preferred Stock are entitled to one vote per share while holders of our Series B Convertible Preferred Stock are entitled to ten votes per share.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

Proposal 1: To elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term. Below are the nominees for election by stockholders at the 2023 Annual Meeting. Both are current directors:

Director	Age	Serving Since	Independent
Elizabeth Blanchard Chess	74	2016	Yes
Elizabeth Mora	62	2021	Yes

Proposal 2: To vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement.

Our Board of Directors values stockholder input as we provide oversight of the strategic growth of Limoneira, and we continue to engage with stockholders directly. This was particularly important in 2022 to ensure we were responsive the “Say on Pay” vote at our 2022 Annual Meeting. To solicit feedback from our stockholders on executive compensation practices, as well as corporate governance and environmental, social and governance (“ESG”) topics, the Chairperson of the Board of Directors and certain members of management met with several stockholders, representing approximately 30% of our outstanding common stock. As highlighted in more detail in these proxy materials, we incorporated that feedback directly into our decision-making as a Board of Directors in 2022.

Proposal 3: To ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2023.

Our Audit and Finance Committee has appointed Deloitte & Touche LLP to serve as our independent auditor to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2023, and we are asking our stockholders to ratify this appointment.

Proposal 4: To amend our Restated Certificate of Incorporation to allow for exculpation of officers.

The State of Delaware, which is Limoneira’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. The Board of Directors believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting

Limoneira Company	3	2023 Proxy Statement

or continuing membership on corporate boards and prospective or current officers from serving corporations. Accordingly, the Board of Directors determined that it is advisable and in the best interests of the Company and its stockholders to amend the current exculpation and liability provisions of our Restated Certificate of Incorporation, as amended, to extend exculpation protection to our officers in addition to our directors.

Proposal 5: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” each of the preceding Proposals 1 through 4.

What do I do if I wish to attend the meeting?

It is very important that you follow the Check-in Procedure below to attend the Annual Meeting. You will not be allowed access without the proper credentials.

Check-in Procedure for Attending the Annual Meeting

Stockholders of Record. The documents that you will need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or represent a stockholder of record.

•Individuals: If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category.

•Individuals Representing a Stockholder of Record: If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership:

•you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport); AND

•either:

•you must bring to the Annual Meeting a letter from that stockholder of record authorizing you to attend the Annual Meeting on their behalf; OR

•we must have received by 11:59 p.m., Pacific Time, on March 20, 2023, a duly executed proxy card from the stockholder of record appointing you as proxy.

Beneficial Owners. If your shares are held by a bank or broker (often referred to as “holding in street name”), you should go to the “Beneficial Owners” check-in area at the Annual Meeting. Because you hold your shares in street name, your name does not appear on the share register of the Company. The documents that you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or represent a beneficial owner.

•Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:

•a form of government-issued photo identification (e.g., a driver’s license or passport); AND

•either:

•a legal proxy that you have obtained from your bank or broker; OR

•your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company.

•Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:

•a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting; AND

•the identification and documentation specified above for individual beneficial owners.

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If I am a stockholder of record of common stock, how do I vote?

By Telephone: Call 1-800-652-VOTE (8683). You can use any touch-tone telephone to transmit your voting instructions up until voting is announced to be closed during the Annual Meeting. You will need to have your proxy card in hand when you call and follow the instructions.

Over the Internet: Go to www.investorvote.com/LMNR. You can use the Internet 24 hours a day to transmit your voting instructions until voting is announced to be closed during the Annual Meeting. You will need to have your proxy card in hand when you access the website and follow the instructions.

By Mail: You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Proxy Services, C/O Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067 to be received by 11:59 p.m., Pacific Time, on March 20, 2023.

During the Meeting: See specific instructions below.

Voting in Person at the Annual Meeting

Stockholders of Record. Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below:

•Individuals. You will receive ballots at the check-in table when you present your identification. If you have already voted by proxy and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy will be automatically revoked.

•Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a stockholder of record, we must have received by 11:59 p.m., Pacific Time, on March 20, 2023, a duly executed proxy card from such individual stockholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

•Individuals Voting on Behalf of a Legal Entity. If you represent a stockholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive ballots at the check-in table depend on whether you are representing a corporation, trust, partnership or other legal entity.

•If you represent a corporation:

•you must bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote the corporation’s shares on its behalf; OR

•we must have received by 11:59 p.m., Pacific Time, on March 20, 2023, a duly executed proxy card from the corporation appointing you as its proxy.

•If you represent a trust, partnership or other legal entity, we must have received by 11:59 p.m., Pacific Time, on March 20, 2023, a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity other than a corporation.

Beneficial Owners. If you hold your shares in street name, your bank, broker or their appointed agent is forwarding these proxy materials to you. Because your name does not appear on the share register of the Company, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

•Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.

•Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots, you must bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

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What does it mean to vote by designated proxies?

The persons who are the designated proxies will vote as you direct in your proxy or voter instruction card. Please note that proxies returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board of Directors in accordance with the recommendations of our Board of Directors.

What if I want to change or revoke my vote?

You may revoke or change your proxy any time before the Annual Meeting by:

•Submitting your vote later via the Internet or telephone prior to 11:59 p.m., Pacific Time on March 20, 2023; or

•Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•Providing notice in writing before the Annual Meeting to: Mark Palamountain, Chief Financial Officer and Treasurer, Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060 or by facsimile to (805) 525-8211.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•FOR the election of the two (2) Class III nominees for Director;

•FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending October 31, 2023;

•FOR the approval to amend our Restated Certificate of Incorporation to allow for exculpation of officers; and

•in accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the Annual Meeting to vote your shares up until voting is announced to be closed at the Annual Meeting. If you hold shares in “street name,” your shares may be voted with respect to discretionary matters even if you do not provide voting instructions to your bank or broker but will not be voted with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, shares not voted are treated as “broker non-votes.” The proposals to elect two (2) Class III directors (Proposal 1), to vote on an advisory resolution to approve the executive compensation (Proposal 2) and to approve an amendment to our Restated Certificate of Incorporation to allow for exculpation of officers (Proposal 4) are considered non-discretionary items; therefore, you must provide instructions in order to have your shares voted on these matters.

What constitutes a quorum, permitting the Annual Meeting to conduct its business?

The presence at the Annual Meeting, participating in-person via webcast or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the Record Date is considered a quorum for the transaction of business. If you attend the Annual Meeting to vote in person via webcast or submit a properly completed proxy by mail, by telephone or via the Internet, your shares of common stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

If the persons present or represented by proxies at the Annual Meeting do not constitute a quorum, we will postpone the Annual Meeting to a later date.

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How many votes are needed to approve a proposal?

For the proposal to elect two (2) Class III directors (Proposal 1), each director nominee receiving a plurality of the votes cast at the Annual Meeting will be elected as a director. Stockholders shall be permitted to cumulate votes for the election of directors.

The proposal to approve, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 2), and the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2023 (Proposal 3), each require the affirmative vote of a majority of the shares present or participating by proxy and entitled to vote at the Annual Meeting to be approved; therefore, an abstention will have the effect of a vote against such proposals.

The proposal to amend our Restated Certificate of Incorporation, as amended, to allow for the exculpation of officers (Proposal 4) requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon; therefore, abstentions and broker non-votes will have the effect of a vote against such proposal.

Computershare, the proxy tabulator and inspector of election appointed for the Annual Meeting, will tabulate all votes. Computershare will separately tabulate affirmative and negative votes, abstentions and broker non-votes

How is solicitation being made?

We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

We may supplement the original solicitation of proxies by mail with solicitation by telephone, and other means by directors, officers and/or employees of the Company. We will not pay any additional compensation to these individuals for any such services.

What should I do if I have any questions?

If you have any questions or require any assistance with voting your shares of common stock, please contact via mail directed to our corporate headquarters located at: Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060, attention: Mark Palamountain, Chief Financial Officer and Treasurer, or by facsimile to (805) 525-8211.

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Fiscal Year Highlights

Business Performance/Fiscal Year 2022 Achievements

In September 2021, we signed a Memorandum of Understanding with Wileman Bros. & Elliott, Inc. (“Wileman”), to form an alliance to sell their combined citrus volumes under Limoneira’s One World of Citrus trademark. Wileman is a 95-year-old citrus business located in California’s Central Valley with a focus on oranges, mandarins and specialty citrus. Effective November 1, 2021, the majority of our oranges and certain specialty citrus are packed by Wileman.

In January 2022, we were notified of Alex M. Teague’s decision to retire as Senior Vice President and Chief Operating Officer of our Company, effective February 1, 2022. In connection with his retirement, we entered into a separation agreement with Mr. Teague pursuant to which, Mr. Teague (i) was paid one year of his annual base salary, which was paid in one lump sum within 90 business days of January 12, 2022; (ii) received 23,999 shares of our common stock pursuant to the full accelerated vesting of a grant under the 2022 Limoneira Company Omnibus Incentive Plan (the “2022 Omnibus Plan”); and (iii) received certain other benefits as set forth in the agreement. In fiscal year 2022, Mr. Teague received $0.4 million in cash severance and $0.3 million in accelerated vesting of stock-based compensation.

In February 2022, we terminated our Avocado Marketing Agreement and the associated Letter Agreement Regarding Fruit Commitment with Calavo Growers, Inc. (“Calavo”) to pursue opportunities with other packing and marketing companies.

In March 2022, we signed an agreement to lease Finca Santa Clara, our 1,200-acre lemon ranch in Argentina, to FGF Trapani (“FGF”), our 49% partner in Trapani Fresh. The lease was effective beginning November 1, 2021, with a term of 14 months at a fixed sum of $0.4 million, payable in five equal, monthly installments from August 2022 through December 2022. We expect to extend the lease agreement for an additional year.

In April 2022, the promissory note previously received for the sale of our Centennial property, with a net carrying value of $2.4 million, was paid in full and the deferred gain of $0.2 million was recognized.

In June 2022, we engaged with Yuma Mesa Irrigation and Drainage District in a two-year fallowing and forbearance program at our Associated Citrus Packers, Inc. ranch in Yuma, Arizona. We expect to receive payments totaling approximately $1.3 million during the program. With the fallowing program in place, this ranch will have approximately 700 acres of productive lemons, 400 fallowed acres and 200 acres of other crops.

We are equal partners in a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of our East Area I real estate development project and formed Limoneira Lewis Community Builders, LLC (“LLCB”) as the development entity. LLCB has closed on lot sales representing 586 units from inception through October 31, 2022. In October 2022, we entered into a joint venture with Lewis for the development of our 17-acre East Area I Retained Property in Santa Paula, California (“Retained Property”). We formed Limoneira Lewis Community Builders II, LLC (“LLCB II”) as the development entity, contributed our Retained Property to the joint venture and sold a 50% interest to Lewis for $8.0 million. We recorded a gain on the transaction of approximately $4.7 million, of which $0.5 million was deferred. The joint venture partners will share in the capital contributions to fund project costs until loan proceeds and/or revenues are sufficient to fund the project. In connection with the LLCB II joint venture, we amended LLCB’s Limited Liability Company Agreement to provide that LLCB is to include the processing of final approval for additional residential units to be developed and constructed on the Retained Property.

In October 2022, we sold our Oxnard Lemon property and packing facility located in Ventura County, California. We received net proceeds of $19.1 million and recognized a gain of approximately $0.8 million. Concurrent with the closing of the sale, we entered into a lease agreement to continue our use of the property as a lessee for a period of 36 months from the closing date, with extension options for an additional 24 months.

COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on the industries and markets in which we conduct our business. In particular, the United States lemon market saw a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in March 2020, resulting in a significant market oversupply. The export market for fresh produce also significantly declined due to the COVID-19 pandemic impacts. As of the end of fiscal year 2022, the demand within both markets is recovering but has not yet returned to pre-pandemic levels.

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The decline in demand for our products beginning the second quarter of fiscal year 2020, which we believe was due to the COVID-19 pandemic, negatively impacted our sales and profitability for the last three quarters of fiscal year 2020 and all of fiscal years 2021 and 2022. The COVID-19 pandemic may impact our sales and profitability in future periods. The duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are influenced by several factors, many of which are outside management’s control. Notwithstanding the adverse impacts and subject to unforeseen changes that may arise as the COVID-19 pandemic continues, we currently expect improvement in fiscal year 2023 compared to fiscal year 2022.

Given the economic uncertainty as a result of the COVID-19 pandemic over the past three years, we have taken actions to improve our current liquidity position, including temporarily postponing capital expenditures, selling equity securities to increase cash, reducing operating costs, substantially reducing discretionary spending and strategically selling certain assets.

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan (the “Plan”) that was frozen in June 2004. No future benefits have been accrued to participants after that time. In fiscal year 2021, the Company decided to terminate the Plan effective December 31, 2021. On November 4, 2022, the Company entered into an agreement with Principal Life Insurance Company for the purchase of an annuity contract (the “Annuity”) in connection with the Plan termination. On November 10, 2022, the Annuity was purchased for $12.62 million, payable with Plan assets and a $2.5 million cash payment from the Company.

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Environmental, Social and Governance Highlights

Our Mission Statement

“Limoneira is an agricultural and community development company which, based upon its rich heritage and traditions, seeks to not only maximize value for its customers and stockholders, but to enhance its legacy by employing sustainable practices in all aspects of operations including stewardship of both its natural and human resources.”

For 130 years, Limoneira Company has contributed to society in many ways by taking care of our employees and their families, being a good neighbor in our local communities, and operating our business in an ethical, environmentally responsible and socially inclusive manner. Our progress is not only measured by dollars, but in the lives we touch and the communities we lift. Limoneira continues to recognize the increased emphasis by stockholders, business partners and other key constituents on ESG sustainability programs. We closely monitor our ESG program, which substantially grew in strength, transparency, and progress during 2022.

We have a rich history of strong commitment to responsibility and ethics; acting with integrity and respect for each other, our communities, and the environment. The Nominating and Corporate Governance Committee of our Board of Directors has oversight responsibility of our ESG programs and practices, including the consideration of long and short-term trends and their potential environmental and social impacts related to our business. The chairperson of this committee, Elizabeth Mora, is a seasoned ESG professional who provides guidance to our Board of Directors and management. Our ESG programs are managed by our Vice President of Compliance & Corporate Secretary who reports directly to our CEO.

People are at the center of what we do, and we continue to make investments in both financial and human capital relating to sustainability and environmental stewardship. Our workforce is a cohesive team that is collaborative, inclusive, and diverse, and aligned with our mission statement and core philosophy. Beyond setting ambitious goals, we are committed to achieving them through a leadership team who is responsible for embedding these targets throughout our operations and are held accountable for progress and the achievement of these goals through the annual compensation process.

Environmental:

We are dedicated to continual improvement and the adoption of practices that strengthen our business, minimize negative environmental impact, and ensure the long-term viability of our operations.

Social:

We are committed to improving the lives of all our stakeholders by helping to provide access to our products and increasing the diversity of our workforce and Board of Directors.

Governance:

We are focused and committed to upholding strong governance practices to protect the interests of and create long-term value for our investors, supply chain, customers, employees and communities.

Environmental

Sustainability goes hand-in-hand with innovation. Since 1893, Limoneira has discovered and practiced environmental management methods that protect the health of our land and our communities. The only way forward in our changing climate is to work with our natural systems to produce the finest, freshest citrus. We have engaged third-party consultants for sustainability risk management and established an internship program with the Bren School of Environmental Management at the University of California at Santa Barbara to quantify the impact of actual farm practices by using evidence-based measurements to gather crucial data. This ongoing project will study Limoneira’s key performance indicators including soil health, nutrient management, resource efficiency, biodiversity, water quality and quantity, energy consumption and production, and carbon footprint. We have an Environmental Policy and are committed to the guiding principles of the policy. The Environmental Policy can be found on our website, under the Corporate Governance heading.

Limoneira Company	10	2023 Proxy Statement

The following are some highlights of our environmental pillars:

-Renewable energy: Over 40% of all operations at Limoneira are powered by renewable energy, over 50% of which is provided by Limoneira’s self-generated solar power. By 2030, we plan to be 100% powered by clean and renewable energy using the anaerobic digestion of existing biowaste.

-Healthy Soil Systems: In partnership with Agromin, Limoneira utilizes compost from green waste generated on site and in the community to feed our soil’s ecosystem and provide chemical free weed control. We also make use of cover crops, which function to promote the biodiversity and productivity of our soils, provide vital nutrients, filter water, and increase resilience against drought and erosion.

-Benefitting Biodiversity: Limoneira is an original founder of Associates Insectary, a grower owned cooperative, and pioneered the use of beneficial insects for fruit trees in the U.S. We have conducted 400+ insect releases in the past two years and have added wildflower plantings throughout our orchards to help restore natural biodiversity and make use of the natural ecosystem services it provides.

-Water Stewardship: Investments in water management systems allow Limoneira to improve efficiency and reduce water consumption by 37% in water-scarce areas. We have also constructed biological water filtration ponds which allow us to clean and recycle water without the use of chemicals.

Social Responsibility

We believe that an environment of diversity, inclusion, and belonging fosters innovation, strengthens our global workforce, and drives our ability to serve customers. Our global presence is strengthened by having a workforce that reflects the diversity of the customers we serve and by maintaining an environment in which such diversity contributes to our mission.

Limoneira is committed to protecting the human rights, safety, and dignity of the people who contribute to the success of our business. We are committed to improving the lives of all our stakeholders by increasing the diversity of our workforce. We also seek to support the welfare of the people who produce, process, and harvest the products we sell. We continue to enhance our existing diversity, inclusion, and belonging efforts and programs to better ensure that we are supporting our employees.

Limoneira supports the efforts of the Produce Marketing Association and the United Fresh Produce Association (collectively, the “Association”) to create an industry-wide framework for the responsible production and procurement of fresh fruit, vegetables, and flowers. This mission is captured by the Association’s Ethical Charter on Responsible Labor Practices, of which Limoneira is one of many endorsers representing the fresh produce industry that includes growers, labor agencies, packers, distributors, foodservice operators, marketers, and retailers. In addition, Limoneira has adopted its own Ethical Charter on Responsible Labor Practices (the “Charter”). The Charter addresses the prohibition of forced labor and child labor; preventing harassment, abuse, and violence in the work environment; ensuring a non-discriminatory work environment; ensuring a safe and healthy work environment; permitting freedom of association and collective bargaining; providing at least the minimum wage and benefits required by law in locations where we and our suppliers do business; ensuring working hours do not exceed the maximum set by applicable law; and operating in strict compliance with all applicable laws.

Limoneira’s overall culture emphasizes the health and safety of our employees and the customers we serve. Limoneira has an Illness and Injury Prevention Plan, a Safety Guide and conforms to and follows regulations and guidelines set forth by OSHA in all facilities and operations. Where a particular jurisdiction’s guidelines, such as California OHSA, are different from the OSHA standard, Limoneira adheres to the most extensive guidelines. In response to the COVID-19 pandemic, we implemented, and continue to improve, appropriate safety measures in all our facilities and locations. Additionally, we provided on-site vaccination clinics for all the initial and booster vaccinations.

We strive to be a great place for our employees to work and live. We offer competitive pay and best-in-class benefits, including a 401k plan with matching contribution opportunities, comprehensive paid healthcare plans, wellness programs, and tuition reimbursement.

We own and maintain 257 residential housing units located mainly in Ventura and Tulare Counties in California. We lease these housing units to employees, former employees and non-employees. Our residential units provide affordable housing to many of our employees, including our agribusiness employees. This unique employment benefit helps us maintain a dependable, long-term employee base. We also partner with local schools to provide transportation for school aged residents to and from our properties.

Limoneira Company	11	2023 Proxy Statement

Governance

Limoneira has a culture dedicated to ethical business behavior and responsible corporate activity, which we believe promotes the long-term interests of stockholders. This commitment is reflected in our Corporate Governance Guidelines, which are posted on our website and set forth a flexible framework within which the Board of Directors, assisted by its committees, directs the affairs of Limoneira. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board of Directors, director qualifications and independence, committees and selection of new directors.

Limoneira’s Code of Ethics (the “Code”) has been in place since we became a public company and is regularly updated. It applies to all members of the Board of Directors, officers and employees, providing our policies and expectations on a number of topics, including our commitment to good citizenship, promoting a positive and safe work environment, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of the Company’s assets, compliance with all laws, and operating with integrity in all that we do. There have been no waivers from any provisions of our Code to any director or executive officer.

In addition, the Board of Directors believes that accountability to stockholders is a mark of good governance and critical to our success. To that end, management regularly engages with stockholders on a variety of topics throughout the year, including sustainability and governance, to ensure that we are addressing stockholder questions and concerns, to seek input and to provide perspective on the Company’s policies and practices. Feedback from these sessions is shared with the Board of Directors and directly impacts deliberations on material topics.

Limoneira Company	12	2023 Proxy Statement

Proposal 1: Election of Directors

Nominations of Directors and Diversity

Board of Directors Refreshment

Our Nominating and Corporate Governance Committee appreciates the value of thoughtful Board of Directors refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board of Directors. In the case of any incumbent director with a term set to expire, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company, including the director’s skills, number of meetings attended, level of participation, quality of performance, the needs of the Board of Directors and any relationships and transactions that might impair such director’s independence. The Nominating and Corporate Governance Committee also considers the results of the Board of Directors’ self-evaluation, which is conducted annually.

There has been significant refreshment of our Board of Directors over the past two years. The Board of Directors has added two new directors in the past two years. The Board of Directors has been able to achieve much of this refreshment due to the resignation of Mr. Loza in June 2022, the resignation of Ms. Fukutomi in July 2022 to become the Company’s Vice President of Compliance and Corporate Secretary, the retirement of Mr. Sawyer in October 2022 and the retirement of Mr. Merriman effective January 31, 2023. These changes in the composition of our Board of Directors have reduced the average tenure from 12 years to 8.5 years.

Nominations of Directors

The Nominating and Corporate Governance Committee is responsible for selecting nominees for election to the Board of Directors as set forth the Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s attributes, credentials and other factors as described in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee recognizes the aspects identified below continue to enhance the effectiveness of the Board of Directors and analyzes each candidate with these attributes in mind.

The Board of Directors believes the members of the Board of Directors should possess:

☑	the requisite combination of diverse skills;
☑	professional experience;
☑	ability to make independent decisions and analytical inquiries; and
☑	diversity of background and perspective to meet the Company’s current and future needs.

When evaluating director candidates, the Nominating and Corporate Governance Committee takes into consideration:

☑	personal and professional integrity, ethics and values;
☑	experience and expertise in our industry;
☑	experience as a board member of another public company;
☑	diversity of background and perspective (inclusive of age, ethnicity, experience, gender and race);
☑	current Board of Directors size and composition and the extent to which a candidate would fill a present need on our Board of Directors; and
☑	the other ongoing and future commitments and obligations of the candidate.

Limoneira Company	13	2023 Proxy Statement

In considering the nomination of existing directors, the Nominating and Corporate Governance Committee takes into consideration:

☑	the director’s contributions to the Board of Directors;
☑	the director’s ability to attend meetings and fully participate in Board of Directors and committee activities;
☑

any new relationships with the Company or other organizations, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board of Directors;

☑	the director’s age and length of service on the Board of Directors; and
☑	the most recent board evaluations and skills assessment.

Board of Directors and Director Evaluation and Review Process

Our Board of Directors and committees conduct annual self-assessments of effectiveness. The evaluation process is administered by the Nominating and Corporate Governance Committee. In 2022, the Board of Directors and NEOs engaged in an extensive assessment facilitated by a third-party that included detailed assessment questionnaires and an interview process designed to elicit feedback with respect to areas such as Board of Directors and committee composition, governance, communication, culture, risk, strategy and individual self-assessment. The facilitators provided a report consisting of a summary of collated results and recommendations to address the areas of concerns and establish more best practices. In addition to the collective output, each director was provided individual feedback and development plans, including educational trainings.

Board of Directors Diversity

Our directors demonstrate diversity in the form of experience, geography, gender, ethnicity, age and tenure. We are proud that 43% of our directors are female and 75 % of committees are chaired by female directors. In addition, recent refreshment of our Board of Directors has resulted in a decrease in the average tenure, with a greater mix of directors with long-term knowledge of the Company, its strategy, opportunities and challenges and those with new perspectives.

Number of Directors:	7
		Female	Male
Part I: Gender Identity		3	4

Part II: Demographic Background
White		2	4
Latinx		1	—
LGBTQ+		1	—

Limoneira Company	14	2023 Proxy Statement

Our Board of Directors has broad and diverse knowledge of our Company and other relevant experience. These include expertise in finance and accounting, leadership, education, law, agriculture, c-suite and senior management leadership, community relations, water stewardship, risk management, land management, human resources and ESG.

Fiscal Year 2023	Barbara Carbone	Elizabeth Blanchard Chess	Harold S. Edwards	Gordon E. Kimball	John W.H. Merriman(1)	Elizabeth Mora	Scott S. Slater	Edgar A. Terry
Independent Director	•	•		•	•	•	•	•
Strategic Transformation Leadership (Experience driving stratefic direction & growth shifting its business strategy)	•	•	•	•	•	•	•	•
Financial Literacy (Financial Expert, Public Accounting, financial management, banking)	•		•			•		•
Corporate Governanace (Legal, Insurance)			•			•	•	•
Global Business Background (Experience & exposure to markets outside of the U.S.)	•		•
Public Company Board Service	•		•			•	•	•
C-Suite & Senior Management Leadership			•	•		•	•	•
Industry Background (Agriculture, Water Rights)		•	•	•			•	•
Technology (Software, Cybersecurity, ERM)			•					•
Operations & Human Resources	•	•	•	•	•	•	•	•
ESG (Sustainability, community affairs, corporate responsibility, diversity, inclusion)		•	•			•		•

(1)Mr. Merriman retired effective January 31, 2023.

Limoneira Company	15	2023 Proxy Statement

Nominees for Election to the Board of Directors

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and to recommend to the Board of Directors the nominees to stand for election at the Annual Meeting.

The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, Mses. Elizabeth Blanchard Chess and Elizabeth Mora for election as Class III directors, each to serve a three-year term that expires at our 2026 Annual Meeting of Stockholders. Both nominees have indicated a willingness to stand for re-election and to serve if re-elected. It is intended that the shares represented by the enclosed proxy will be voted for the election of the above-named nominees. Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated.

The Nominating and Corporate Governance Committee and the Board of Directors believe each Class III nominee brings a strong and diverse set of skills and experience to the Company that strengthens our Board of Directors’ leadership and effectiveness with respect to our business and long-term strategy.

Elizabeth Blanchard Chess

Ms. Chess has served as a director of the Company since November 2016. She has been actively involved with the Santa Paula and Ventura County agricultural communities and various Ventura and Santa Barbara County civic and non-profit organizations for many years. Ms. Chess currently sits on the board of the Museum of Ventura County and on the board of the Ventura Music Festival of which she is past president. She served as the Executive Director of the New West Symphony from 1997 to 2002, for which she handled management, fundraising, and community relations. She was Interim Executive Director for the city of Ventura’s Rubicon Theatre from 2003 to 2004. In 2016 she was appointed Development Director for the Museum of Ventura County and retired in 2018. Concurrently, Ms. Chess has had a long career as an agricultural journalist, writing for such publications and industry organizations as The Packer and California Avocado Society. From 1988 to 2013 she edited and published Central Coast Farm & Ranch, a quarterly magazine on Central Coast farming activities. In 2021, Ms. Chess published a memoir entitled Daughter of the Land: Growing up in the Citrus Capital of the World, in which she recounts experiences growing up in Santa Paula, the co-founding of the Limoneira Company by her great-grandfather, Nathan Weston Blanchard, and her perspectives on the agriculture industry in Ventura County. She has Bachelor of Arts and Master of Arts degrees in history and European history, respectively from the University of Southern California.

Ms. Chess’s extensive experience in, and knowledge of the Santa Paula and Ventura County communities provides the Board of Directors with an important perspective in the areas of community relations and responsible use of the Company’s land resources.

Age: 74 Class: III Committees: Compensation

Limoneira Company	16	2023 Proxy Statement

Elizabeth Mora

Ms. Mora joined the Board of Directors in October 2021. Ms. Mora is a seasoned board director, financial expert, and business operations executive, who built her career in the accounting, education, technology and research industries. Ms. Mora’s more than 30-year career began at PricewaterhouseCoopers and her most recent role was as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory, Inc., a position she held from 2008 to 2020. Ms. Mora served in a variety of executive management roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance and Associate Vice President, Research Administration. Ms. Mora currently serves as a board member for three other companies; Inogen Inc. (Nasdaq: INGN), a medical technology company; MKS Instruments (Nasdaq: MKSI), a global semi-conductor equipment, laser, and laser packaging company; and Belay Associates, Everest Consolidator LLC, a private equity firm. Ms. Mora is a Certified Public Accountant and holds a Bachelor of Arts from the University of California, Berkeley, and a Master of Business Administration from Simmons College.

Ms. Mora’s extensive experience in public accounting and higher education provides the Board of Directors with financial and business expertise. Her deep knowledge and passion for sustainability enhances the Board of Directors and Company’s commitment to ESG.

Age: 62 Class: III Committees: Compensation Chair) and Nominating & Corporate Governance (Chair)

Required Vote for Election of Directors

The election of directors is by plurality vote of holders present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, with the two nominees receiving the highest vote totals to be elected as directors. Broker non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

For the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate all your votes among the director nominees, as you see fit. You may not cumulate your votes against a nominee. If you are a stockholder of record and choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating on your proxy or by indicating in writing on your ballot when voting during the Annual Meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you vote by proxy or voting instruction card and submit your proxy with no further instructions, the designated proxies may cumulate and cast your votes in favor of the election of some or all the applicable nominees in their sole discretion, provided that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to Proposal 1 – Election of Directors.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” all the nominees, Mses. Chess and Mora, to be elected to our Board as Class III directors for a term ending at our 2026 Annual Meeting of Stockholders

Limoneira Company	17	2023 Proxy Statement

Directors Not Up for Re-Election

Incumbent Class I Directors – Term Expiring at 2024 Annual Meeting

Harold S. Edwards

Mr. Edwards has served as a director of the Company since 2009. Mr. Edwards has been President and Chief Executive Officer of the Company since November 2003. Previously, Mr. Edwards was the president of Puritan Medical Products, a division of Airgas Inc. Prior to that, Mr. Edwards held management positions with Fisher Scientific International, Inc, Cargill, Inc, Agribrands International, The Ralston Purina Company, and Mission Produce, Inc. Mr. Edwards is currently a member of the board of directors of Compass Group Diversified Holdings LLC (NYSE: CODI). Mr. Edwards is a graduate of Lewis and Clark College and the Thunderbird School of Global management where he earned a Master of Business Administration degree.

As the President and Chief Executive Officer of the Company, Mr. Edwards brings to our Board of Directors an intimate understanding of our business and operations. Mr. Edwards provides our Board of Directors with company-specific experience and expertise, in addition to his substantial experience as a chief executive officer and senior executive across a variety of industries

Age: 57 Class: I President & CEO

Edgar A. Terry

Mr. Terry was elected to the Board of Directors in October 2017. Since 1982, Mr. Terry has worked for his family company, Terry Farms, Inc., which produces various vegetable and strawberry crops in Ventura County, California; he serves as its President and Chief Financial Officer (1990-Present). Additionally, he serves as President of Willal, Inc. (1990- Present) and as Vice President of Rancho Adobe, Inc. (1990-Present). Mr. Terry also teaches corporate finance at California Lutheran University (1987-Present). In the past, Mr. Terry served as President of the Ventura County Farm Bureau (2001-2003) and as Chief Financial Officer of the District 63 Umpire Association (2006-2013). Mr. Terry currently serves as a director (and on various committees) on several companies and other entities, including Terry Farms Inc.; Farm Credit System; CoBank; Willal, Inc.; Rancho Adobe, Inc.; Ventura County Irrigated Lands Group; Ventura County Fair Foundation and the Center for Economic Forecasting Advisory Board at California Lutheran University. Mr. Terry is a graduate of California Lutheran University where he earned a Bachelor of Science degree and a Master of Business Administration degree.

Mr. Terry’s extensive experience in agribusiness, finance, and the Ventura County community provides the Board of Directors with important knowledge and perspective regarding the responsible use of the Company’s land and water resources, technical and financial expertise, and community relations.

Age: 63 Class: I Committees: Audit & Finance, Nominating & Corporate Governance, and Risk Management (Chair)

Limoneira Company	18	2023 Proxy Statement

Incumbent Class II Directors – Term Expiring at 2025 Annual Meeting

Barbara Carbone

Ms. Carbone serves on the KPMG Retired Partners Council. From 1981 through September 2019, she served in several accounting and auditing-related roles at KPMG LLP, a multinational accounting and advisory firm. Prior to her retirement she served on the KPMG Partnership Audit Committee for six years including three years as the chairperson. Ms. Carbone serves as a member of the board of directors and chairperson of the audit committee of TrueCar, Inc. She serves as a member of the board of directors, a member of the audit committee and chair of the compensation committee of DZS Inc. Ms. Carbone is also a member of the board of directors of Side by Side, a community-based, non-profit organization serving at-risk youth and their families, and the Exploratorium, a museum of science, technology and arts in San Francisco. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs. Ms. Carbone has a B.S. in Business Administration (Accountancy) from California State University at Sacramento.

Ms. Carbone’s extensive public reporting experience, audit committee leadership, and public board experience brings a level of diversity and financial expertise to the Board of Directors.

Age: 64 Class: II Committees: Audit & Finance (Chair), and Risk Management

Gordon E. Kimball

Mr. Kimball has served as a director of the Company since 1995. Mr. Kimball has been president of Kimball Engineering, Inc., which provides car design and production services, since 1994. He is also the managing partner of Kimball Ranches, a 150-acre avocado ranch near Santa Paula, California. Prior to that, Mr. Kimball designed Formula One race cars in England and Italy for Mclaren International, Ferrrari and Benetton Racing from 1984 to 1992. From 1976 to 1983, he designed Indianapolis race cars for Parnelli Jones, Chaparral and Patrick racing teams. Mr. Kimball graduated from Stanford University where he earned his Bachelor of Science and Master of Science degrees in mechanical engineering. Mr. Kimball currently serves on the Board of Directors of the United Water Conservation District and the Fillmore and Piru Basins Groundwater Sustainability Agency.

Mr. Kimball’s experience as an entrepreneur and producer of avocados provides our Board of Directors with focused and insightful operational experience and leadership.

Age: 70 Class: II Past Chairperson of the Board of Directors Committees: Risk Management

Limoneira Company	19	2023 Proxy Statement

Scott S. Slater

Mr. Slater has served as a director of the Company since 2012. He was named Chairperson of the Board of Directors in July 2022. Mr. Slater is a shareholder with the law firm of Brownstein Hyatt Farber Schreck with 38 years of experience representing clients in complex water matters. He serves as a member of the firm’s Executive Committee. Mr. Slater is an experienced litigator, and he now primarily provides transactional and strategic counseling. He was the lead negotiator of the largest water conservation-based transfer in United States history. The author of California Water Law and Policy, the leading water law treatise in California, he has also taught water law at several graduate and law schools in the United States, Australia and China. He was the principal author of strategy to decentralize groundwater sustainability planning for the Republic of Tunisia. He was selected by the California Daily Journal as one of the best 100 lawyers in California. He is presently the President, and Chief Executive Officer of Cadiz Inc, a publicly traded company (NASDAQ: CDZI) and serving on its Board of Directors.

With his significant experience in the water field, Mr. Slater brings vast knowledge to the Board of Directors and the Company to assist them in, among other things, continue stewardship and management of the Company’s water assets.

Age: 65 Class: II Chairperson of the Board of Directors Committees: Audit & Finance, Compensation, and Nominating & Corporate Governance

Limoneira Company	20	2023 Proxy Statement

Corporate Governance and Related Matters

Corporate Governance Highlights

Recent Updates

•Adoption of Corporate Governance Guidelines

•Adoption of Stock Ownership Guidelines

•Adoption of Recoupment of Incentive Compensation Policy (Clawback Policy)

•Significant board refreshment, new Board of Directors and committee leadership and increase in diversity

Board of Directors

•New Chairperson of the Board of Directors who is a public company CEO

•Seven current directors; six are independent

•Key committee chairs are independent, consisting of independent chairs of the Audit and Finance Committee, Risk Management Committee, Compensation Committee and Nominating and Corporate Governance Committee

•Executive sessions of non-management directors at each regular meeting

•Two women, or 30%, of our Board of Directors serve in three of four committee leadership roles

•60% of our Board of Directors has experience on other public company boards and 30% are current or former public company CEOs

•Annual Board of Directors and individual performance evaluations are conducted, including director peer review

Board of Directors Structure

The Bylaws provide that the number of directors shall consist of not less than six and not more than 12 directors as fixed from time to time by resolution of a majority of the total number of directors that the Company would have if there were no vacancies. Our Restated Certificate of Incorporation, as amended divides the Board of Directors into three classes, each class serving for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Our current seven directors are divided among the three classes as follows:

Class I Directors	Class II Directors	Class III Directors
Term expires 2024 Annual Meeting	Term expires 2025 Annual Meeting	Term expires 2026 Annual Meeting
•Harold S. Edwards •Edgar A. Terry	•Barbara Carbone •Gordon E Kimball •Scott S. Slater	•Elizabeth Blanchard Chess •Elizabeth Mora

Board of Directors Oversight Responsibilities

Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors. The Board of Directors believes that it is in the best interests of the Company that the positions of Chairperson and Chief Executive Officer are separate. The separation allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairperson can focus on leading the Board of Directors in its consideration of strategic issues, critical discussions, and monitoring corporate governance and stockholder issues. To encourage open discussion and communication among the directors, executive sessions of non-management directors are held, as necessary. Mr. Slater was appointed Chairperson of the Board of Directors in July 2022. Mr. Edwards serves as the Company’s President and CEO. Mr. Edwards is also a member of the Board of Directors.

Limoneira Company	21	2023 Proxy Statement

Our Board of Directors has established an Audit & Finance Committee, Compensation Committee, Nominating & Corporate Governance Committee, and a Risk Management Committee. Each committee plays an important role in the governance and leadership of the Board of Directors, and each is chaired by an independent director. For additional information regarding these committees, please see “Committees of the Board of Directors” and for biographies of the chairperson of each of the committees, please see “Proposal 1: Election of Directors”. Effective November 1, 2022, the Board of Directors disbanded the Executive Committee, Marketing Committee and Philanthropy Committee.

Risk Oversight

Although management is responsible for the day-to-day management of the risks of our Company, the Board of Directors and its committees have active roles in overseeing the management of our risks and bear the ultimate responsibility for risk management. The Board of Directors regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends meetings of the Risk Management committee, provides presentations on operations including our risk matrix, and is available to address any questions or concerns raised by the Board of Directors. Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risk. Our committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk aligned with its area of focus.

Code of Ethics

Our Code sets forth our commitment to ethical business practices. Our Code applies to our directors, officers and employees. Copies of our Code will be provided without charge upon written request to: Investor Relations at Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060. Any amendments to or waivers from our Code granted to Directors or any NEO will be disclosed on our website promptly following the amendment of wavier.

Corporate Governance Guidelines

Our Guidelines serve as a flexible framework within which our Board of Directors and its committees operate. The Guidelines cover several areas, including Board of Directors composition, role of the Chairperson, Board of Directors meetings, director selection and qualifications, Board of Directors operations and performance, performance evaluations, and succession planning.

Stock Ownership Guidelines

Our Board of Directors believes that certain officers and non-employee directors of the Board of Directors should own significant amounts of the Company’s common stock to promote a long-term perspective in managing the Company and to ensure alignment with stockholders, capital markets and public interests. To meet this objective, the Board of Directors established Stock Ownership Guidelines (the “SOG”) for certain officers and non-employee directors of the Board of Directors, consistent with best practices and stockholder advisor expectations for public companies. The individuals who are subject to the SOG are the Chief Executive Officer and Chief Financial Officer and the non-employee directors of the Board of Directors.

Policy Regarding Recoupment of Incentive Compensation (Clawback Policy)

The Board of Directors believes that it is in the best interests of the Company and its stockholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board of Directors has therefore adopted a Policy Regarding Recoupment of Incentive Compensation Policy (the “Clawback Policy”), which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Clawback Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended.

Hedging and Pledging Policies

The Company has adopted the Limoneira Company (including Subsidiaries) Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Limoneira Company (the “Insider Trading Policy”). Among other things, the Insider Trading Policy prohibits all members of the Board of Directors, all executive officers of the Company, and other specifically designated employees of the Company (collectively, “Pre-Clearance Persons”) from engaging in certain short-term or speculative transactions in securities issued by the Company (the “Covered Securities”).

Limoneira Company	22	2023 Proxy Statement

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities; short sales of Covered Securities; short-term trading of Covered Securities (subject to certain exceptions); and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless advance approval is obtained from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to each Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. While employees who are not Pre-Clearance Persons are not generally prohibited from engaging in the above transactions, the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons are required to obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan.

Board of Directors Meetings and Attendance

We expect our directors to attend all meetings of the Board, all meetings of the committees on which they serve and our Annual Meeting, absent extraordinary circumstances. The Board met eight times during fiscal year 2022. Directors attended 96% of Board of Directors meetings and 100% of committee meetings for the committees on which they served in fiscal year 2022. All of our directors attended our 2022 Annual Meeting of Stockholders. The Board of Directors also met for a strategic planning session.

Director Independence

The NASDAQ Rules require that a majority of the Board of Directors be independent. The Board of Directors consists of seven directors, of which six are non-management directors. Each year the Board of Directors reviews the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. No member of the Board of Directors has any relationship or arrangement that would require disclosure under Item 404 of Regulation S-K other than Mr. Slater. For additional information see “Certain Relationships and Related-Party Transactions” in this proxy statement. Based on this review, the Board of Directors has determined that the following current directors are “independent directors” as defined by the NASDAQ Rules: Messrs. Kimball, Slater, Terry and Mses. Carbone, Chess and Mora.

Each director who is a member of the Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee is an independent director.

Committees of the Board of Directors

Committee Overview

The standing committees of the Board of Directors include Audit and Finance, Compensation, Nominating and Corporate Governance, and Risk Management Committees. A copy of the charters for each of the standing committees is available on the Company’s website. During fiscal year 2022, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, disbanded the Executive Committee, Marketing Committee and Philanthropy Committee. The duties of the disbanded committees were assumed by the Board of Directors or other committees, as appropriate.

Fiscal Year 2022	Elizabeth B. Chess	Gordon E. Kimball	Jesus Loza	John W.H. Merriman	Elizabeth Mora	Donald R. Rudkin	Robert M. Sawyer	Scott S. Slater	Edgar A. Terry
Audit & Finance
Compensation
Nominating & Corporate Governanace
Risk Management

Member
Chair

Limoneira Company	23	2023 Proxy Statement

Fiscal Year 2023	Barbara Carbone	Elizabeth B. Chess	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Scott S. Slater	Edgar A. Terry
Audit & Finance
Compensation
Nominating & Corporate Governance
Risk Management

Member
Chair

Audit and Finance Committee

Messrs. Rudkin and Terry and Ms. Mora served on our Audit and Finance Committee in fiscal year 2022 with Mr. Rudkin serving as Chairperson. The Audit and Finance Committee met five times during fiscal year 2022. Messrs. Slater and Terry and Ms. Carbone comprise the Audit and Finance Committee for fiscal year 2023 with Ms. Carbone serving as the Chairperson.

The Audit and Finance Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules and Rule 10A-3 of the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The Board of Directors has determined that Ms. Mora qualifies as an “audit committee financial expert,” as defined by the SEC. The Audit and Finance Committee is also established in accordance with section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The Audit and Finance Committee operates under a written charter, which reflects the requirements regarding audit committees under the NASDAQ Rules and the Sarbanes-Oxley Act of 2002, as amended. A copy of the Audit and Finance Committee charter can be found on our website.

The Audit and Finance Committee is responsible for, among other things:

•retaining and overseeing our independent auditors;

•assisting the Board of Directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•reviewing and approving the plan and scope of the internal and external audit;

•pre-approving any audit and non-audit services provided by our independent auditors; and

•approving fees to be paid to our internal audit service providers.

Additionally, the Audit and Finance Committee is responsible for reviewing with the Chief Executive Officer and Chief Financial Officer and independent auditors the adequacy and effectiveness of our internal controls, preparing the Audit and Finance Committee report to be filed with the SEC and conducting an annual review and assessment the Audit and Finance Committee’s performance and the adequacy of its charter.

Compensation Committee

Messrs. Rudkin and Slater and Ms. Chess served on our Compensation Committee for fiscal year 2022 with Mr. Slater serving as Chairperson. The Compensation Committee met two times during fiscal year 2022. Mses. Mora and Chess and Mr. Slater comprise the Compensation Committee for fiscal year 2023 with Ms. Mora serving as the Chairperson.

The Compensation Committee is comprised entirely of independent directors who meet Compensation Committee independence requirements of the NASDAQ Rules. In accordance with the Compensation Committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

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The Compensation Committee is responsible for, among other things:

•determining compensation policies for executive officers and independent directors;

•overseeing the Company’s cash and equity-based compensation plans;

•determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors; and

•recommending terms and awards of stock compensation to the Board of Directors.

The Compensation Committee is responsible for reviewing organizational and staffing matters of the Company, reviewing and discussing the Compensation Discussion and Analysis disclosure with management and recommending its approval in the proxy statement, and granting the right for directors, officers and employees to receive indemnification, as applicable. The Compensation Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

The Compensation Committee is also responsible for determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors. From time to time, the Compensation Committee retains, without the recommendation of management, an independent compensation consultant to provide advice and recommendations on competitive market practices and pay levels of directors, as well as market specific practices regarding incentive-based plans. In this role, the compensation consultant works with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent.

It is Company policy to retain an independent compensation consultant every two years to assist with reviewing, and if necessary, redesigning, the compensation structure for executive officers and non-management directors. In fiscal year 2022, the Compensation Committee retained Pearl Meyer and Partners LLC (“Pearl Meyer”), an independent, leading advisor to boards and senior management on compensation as an independent compensation consultant to assist with redesigning the compensation structure for executive officers and non-management directors. The Compensation Committee evaluated Pearl Meyer’s independence pursuant to the SEC rules and the NASDAQ Rules. The Compensation Committee has determined that Pearl Meyer is independent, and no conflict of interest has arisen as a result of the work performed by Pearl Meyer during fiscal year 2022. In addition to advising the Compensation Committee, Pearl Meyer was also provided services during fiscal year 2022, including providing guidance for the 2022 Omnibus Plan, approved by the stockholders in March 2022. For additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Ms. Mora and Messrs. Slater and Terry served on the Nominating and Corporate Governance Committee for fiscal year 2022 with Ms. Mora serving as the chairperson. The Nominating and Corporate Governance Committee met four times during fiscal year 2022. In addition, they conducted interviews with candidates for a new board position. Ms. Mora and Messrs. Slater and Terry comprise the Nominating and Corporate Governance Committee for fiscal year 2023 with Ms. Mora serving as the chairperson.

The Nominating and Corporate Governance Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•recommending the number of directors to comprise the Board of Directors;

•identifying and evaluating individuals, or incumbent directors, qualified to become or remain members of the Board of Directors;

•recommending to the Board of Directors nominees for each annual meeting of stockholders;

•recommending to the Board of Directors the candidates for filling vacancies that may occur;

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•reviewing the Board of Directors’ independent director compensation process, self-evaluations and policies;

•overseeing compliance with the Code;

•monitoring developments in the law and in corporate governance; and

•overseeing the Company’s ESG programs and practices.

The Nominating and Corporate Governance Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

Risk Management Committee

Messrs. Merriman, Slater and Terry served on the Risk Management Committee for fiscal year 2022 with Mr. Terry serving as the chairperson. Mr. Loza also served on the Risk Management Committee until his resignation in June 2022. The Risk Management Committee met three times during fiscal year 2022. Messrs. Kimball and Terry and Ms. Carbone comprise the Risk Management Committee for fiscal year 2023 with Mr. Terry serving as the chairperson. Mr. Merriman also served on the Risk Management Committee until his retirement in January 2023.

The Risk Management Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Risk Management Committee is responsible for, among other things:

•reviewing and approving risk management policies and associated framework, processes and practices;

•evaluating significant risk exposures of the Company and assess management’s actions to mitigate the exposures and

•overseeing management’s measures to achieve a prudent balance between risk and reward in both ongoing and new business activities.

Director Compensation

For fiscal year 2022, our non-management director compensation program included a combination of cash and equity-based compensation to attract and retain non-management directors and to compensate such directors for their service on the Board of Directors. Each non-management director received an annual retainer of $100,000 for their service on the Board of Directors. The Chairperson received an additional $57,200. Our management directors do not receive any compensation for their service on the Board of Directors.

Non-management directors may elect to receive up to 100% of their total annual compensation in the form of equity, provided that, each director may not elect to receive more than 50% of their total annual compensation in the form of cash. The Board of Directors approved the compensation rates, shown below, effective February 1, 2022. The amount of equity awarded to each director is calculated using the closing price of our stock on the date of our 2022 Annual Meeting of Stockholders. On March 22, 2022, our closing stock price was $13.55.

The following table sets for the annual director compensation fee schedule for service on the Board of Directors and committees for fiscal year 2022.

	Member	Chair
Director	$100,000	$157,200
Audit & Finance	$7,800	$15,600
Compensation	$6,760	$13,520
Executive	—	—
Marketing	—	—
Nominating & Corporate Governance	$6,760	$13,520
Philanthropy	—	—
Risk Management	$5,200	$10,400

Limoneira Company	26	2023 Proxy Statement

Directors (including the Chairperson of the Board) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees. The Company also reimburses directors for all reasonable and authorized business expenses related to service to the Company in accordance with the policies of the Company as in effect from time to time.

The following table provides compensation paid to our non-management directors in fiscal year 2022. Due to board and committee restructure, they increased fees paid to Mr. Slater and Ms. Mora were on a pro-rata basis.

It is the Company’s policy to review Board of Directors compensation every two years with an independent consulting group. During fiscal year 2022, the Compensation Committee engaged Pearl Meyer, a leading advisor to boards and senior management on compensation, to review total compensation of Board of Directors members and senior management.

Fiscal Year 2022 Payments Director Name	Total Annual Compensation	Fees Earned Paid in Cash	Equity Stock Award ($)	Equivalent Shares(1)
Elizabeth Blanchard Chess	$106,070	$53,035	$53,035	3,914
Harold S. Edwards(2)	—	—	—	—
Amy Fukutomi(2)	—	—	—	—
Gordon E. Kimball	$153,000	$76,500	$76,500	5,646
Jesus “Chuy” Loza(3)	$103,600	—	$103,600	7,646
John W.H. Merriman	$105,680	$52,840	$52,840	3,900
Elizabeth Mora	$113,480	$57,585	$55,895	4,125
Donald R. Rudkin	$119,460	$59,730	$59,730	4,408
Robert M. Sawyer	$105,550	$52,775	$52,775	3,895
Scott S. Slater	$126,610	$14,300	$112,310	8,289
Edgar A. Terry	$120,760	$60,380	$60,380	4,456
	$1,054,210	$427,145	$627,065	46,279

(1)The value of stock awards is the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718 - Compensation - Stock Compensation. Shares were issued on March 22, 2022 at closing market price of $13.55.

(2)Non compensated Management Director.

(3)Mr. Loza resigned June 2022. All equity shares were granted March 22, 2022 prior to resignation.

Limoneira Company	27	2023 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes our fiscal year 2022 executive compensation program and the attendant oversight provided by the Compensation Committee. It also summarizes our compensation structure and discusses the compensation earned by our NEOs and should be read in conjunction with the Summary Compensation Table and related tables that are presented elsewhere in this proxy statement. To ensure our leaders are driven to deliver excellence of our team member, our customers, and our stockholders, our executive compensation program is designed to link business priorities with performance.

Our NEOs for fiscal year 2022 were:

Harold S. Edwards(1)President & Chief Executive Officer

Mark PalamountainChief Financial Officer & Treasurer

Alex M. Teague(2)Senior Vice President & Chief Operating Officer

(1)Mr. Edwards is also a non-compensated management director.

(2)Mr. Teague retired effective February 1, 2022.

Certain Information Regarding Our Executive Officers

Executive Officers Who Are Not Directors

Mark Palamountain

Mr. Palamountain was appointed as Chief Financial Officer, Treasurer and Corporate Secretary effective as of January 8, 2018. He served as the Company’s Senior Director of Agricultural Operations since 2014. From 2012 to 2014, Mr. Palamountain served as Director of Business Development and Business Integration at the Company. Prior to joining the Company, Mr. Palamountain was the Chief Executive Officer and a founder of Perpetual Power LLC, a leading solar integration company specializing in finance and product technology. From 2003 to 2008, he served as Managing Director, Head of NASDAQ Trading for Broadpoint Securities where he was responsible for all trading desk management functions for a team of 25 traders. Between 2001 and 2003, Mr. Palamountain was a Principal at Thomas Weisel Partners and from 1997 to 2001, he was a trader at JPMorgan Chase. Mr. Palamountain is a graduate of University of Colorado at Boulder, where he earned a Bachelor of Science degree in Finance.

Age: 47 Chief Financial Officer & Treasurer

Alex M. Teague

Mr. Teague served as Senior Vice President of the Company from 2005 until February 1, 2022. Mr. Teague joined the Company in 2004 and served the Company as Vice President of Agribusiness until his promotion to Senior Vice President in 2005. Mr. Teague is currently a member of the board of directors of Canyon Irrigation Company, Salinas Land Company, California Orchard Company, and California Arizona Lemon Growers Association as well as the Coalition of Labor Agriculture and Business. Mr. Teague is a graduate of University of Pacific, where he earned a Bachelor of Science degree in Administration. Mr. Teague retired from the Company effective February 1, 2022.

Age: 59 Senior Vice President & Chief Operating Officer

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Key Executive Compensation Objectives

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both the Company’s performance, financially and operationally, the success of the Company in executing against our strategic road map, and the individual performance of the executive. The Compensation Committee’s uses the following objectives when setting compensation for our NEOs:

•Setting compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success. This is done in part through reviewing and comparing the compensation of other companies in our industry.

•Retaining executives and encouraging their continued quality service, thereby encouraging, and maintaining continuity of the management team. Our competitive base salaries combined with cash and equity incentive bonuses, and the long-term incentive through our retirement plans and the vesting requirements of our equity-based incentive bonuses, encourage high-performing executives to remain with the Company.

•Incentivizing executives appropriately to manage risks while attempting to improve our financial results, performance, and condition. Our cash-based and equity-based incentive plans set Company-specific and individual goals for executives to ensure the executives are compensated in accordance with the Company’s performance.

•Aligning executive and stockholder interests. The Compensation Committee believes the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interests of our NEOs with those of our stockholders.

•Obtaining tax deductibility whenever appropriate. The Compensation Committee believes tax deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders. The 2022 Omnibus Incentive Plan has provisions relating to tax withholding and compliance with Section 409A of the Code to ensure the Company and the executives are obtaining favorable tax treatment.

The Compensation Committee believes that the total compensation package for each of our NEOs is competitive with the market, thereby allowing us to retain executive talent capable of leveraging the skills of our employees and our unique assets to increase stockholder value.

Stockholder Engagement and Feedback on Fiscal Year 2021 Say On Pay

We greatly value feedback from our stockholders and rely on such feedback to help us tailor our business policies and practices. Stockholder feedback is instrumental to our business operations and plays an essential role in the development of compensation guidelines and other business matters. Accordingly, we provide stockholders with plentiful opportunities to provide feedback. In addition to soliciting feedback through proxy voting, we frequently interact with stockholders throughout the year. During fiscal year 2022, we hosted individual meetings by video conference seeking feedback from stockholders that hold approximately 30% of our outstanding shares of common stock. On a quarterly basis, we have outreach to our five largest stockholders following our quarterly earnings conference call. Throughout the year, we participate in investor conferences and other presentations with current and prospective stockholders. Additionally, we appropriately engage our stockholders informally throughout the year as needed to provide transparency into emerging issues, to discuss milestones and to inform our decision-making. We engage our stockholders on a variety of governance matters, including our executive compensation practices.

At our 2022 Annual Meeting of Stockholders, pursuant to a non-binding, advisory vote, approximately 68% of the shares cast voted in favor of the compensation of our NEOs as disclosed in the proxy statement for such annual meeting. In contrast, more than 88% of the shares cast voted in favor of the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders. The Board of Directors and Compensation Committee has considered the results of this non-binding, advisory vote and the Company engaged in outreach to stockholders seeking feedback regarding the Company’s compensation programs.

During fiscal year 2022, we proactively engaged and responded to stockholders by taking the following actions:

•adopted Corporate Governance Guidelines;

•adopted Stock Ownership Guidelines;

Limoneira Company	29	2023 Proxy Statement

•adopted Recoupment of Incentive Compensation Policy (Clawback Policy);

•significantly refreshed the Board of Directors in connection with the resignation and retirement of five directors;

•increased diversity of the Board;

•elected a new Chairperson of the Board of Directors who is a public company CEO; and

•elected new independent chairpersons of the Audit and Finance Committee, Risk Management Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Key Compensation Decisions and Developments for Fiscal Year 2022

•Base Pay. During fiscal year 2022, our NEOs received a 4% increase to their base pay.

•Cash-Based Incentive Compensation. For fiscal year 2022, the maximum potential payout for NEOs was 100% of their base salary as of December 31, 2021. The actual amount awarded for fiscal year 2022 performance was 20% of their base salary.

•Equity-Based Incentive Compensation. For fiscal year 2022, the maximum potential payout for NEOs was 100% of their base salary as of December 31, 2021. The actual number of shares awarded was the equivalent of 55% of their base salary.

•Equity-Based retention Award Compensation. For fiscal year 2022 performance, the Compensation Committee approved awards of restricted stock for our NEOs. The awards were granted on December 20, 2022. Mr. Edwards received 30,000 shares of restricted stock and Mr. Palamountain received 15,000 shares of restricted stock. The restricted stock awards vest over a three-year period with one-third to vest December 20, 2023, one-third to vest December 20, 2024; and the final one-third to vest December 20, 2025.

•Termination of Pension Plan. Until June 2004, our employees and executive officers were eligible to participate in the Limoneira Company Retirement Plan (“Plan), a traditional defined benefit pension plan maintained by the Company. Effective June 2004, Plan participation and benefits payable under that Plan were frozen and, since that time, no new participants have been added to that Plan. Effective December 31, 2021, the Company terminated the Plan. Participants with less than $5,000 were provided a lump sum payment. Participants in the Plan with over $5,000 were given the option to receive a lump sum payment or alternative form of benefit payment through an annuity insurer. Funds held for Plan participants or surviving beneficiaries who did not make proper elections; and those who did not respond were transferred to the Pension Benefit Guarantee Corporation after proper notice.

•Strategic Special Project Bonus. During fiscal year 2022 the Board of Directors approved a five-year strategic plan and roadmap transitioning the Company to an “asset light” model, including monetizing specific assets and rightsizing the Company’s balance sheet. The Board of Directors also established and approved a Strategic Special Bonus of cash and equity-based compensation. Under the Retention Bonus Agreements entered into with Mr. Edwards and Mr. Palamountain, Mr. Edwards is eligible to receive 5% and Mr. Palamountain is eligible to receive 3% of gains on certain asset sales or development earnings.

Oversight of Executive Compensation

The Role of the Compensation Committee in Setting Compensation. Our Compensation Committee has the authority to determine our compensation philosophy and the compensation for our executive officers considering individual and corporate achievements. During the first quarter of each fiscal year, the Compensation Committee establishes performance goals for cash-based and equity-based incentive compensation for each of the NEOs and, at the end of that fiscal year, determines the level of attainment of those established goals.

When making compensation-related decisions, the Compensation Committee believes it is important to be informed as to the current practices of other companies in our industry and/or similar in size or other attributes to the Company and to set compensation levels for our NEOs that are competitive with such companies. As a result, in determining compensation levels for our NEOs and for purposes of determining any potential payments to our NEOs under our annual cash-based and equity-based incentive bonus programs, the Compensation Committee periodically reviews and compares available salary and incentive bonus information of other companies. As a part of such review and comparison, the Compensation Committee uses internally prepared surveys and other publicly and privately available information to compare each component of the Company’s compensation program to the compensation paid to equivalent executive officers at such companies, with a goal of setting competitive compensation levels for each of our executive officers. The results of the

Limoneira Company	30	2023 Proxy Statement

benchmarking activities were utilized in designing our compensation program described in the “Elements of Compensation” section. As previously discussed, during fiscal year 2022, the Compensation Committee engaged Pearl Meyer, a leading independent compensation consultant, to evaluate NEO compensation.

The Role of Executives in Setting Compensation. Each NEO and other senior management team members participate in an annual performance review with our President & Chief Executive Officer or other NEO to provide input about his or her contributions to our success for the period being assessed.

Risk Assessment

In formulating and evaluating material elements of compensation, the Compensation Committee takes into consideration whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In making such determination, the Compensation Committee took into consideration the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular, the Compensation Committee believes that our use of restricted stock awards, as the primary equity feature in the compensation program, minimizes the risk that a NEOs’ short-term interests may not align with longer-term interests of stockholders.

Our Code is applicable to directors, officers, employees, and temporary agency staff members of the Company (collectively, “Covered Persons”). The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each Covered Person must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. All actions taken by the Company and the Covered Persons, without exception and wherever they may be acting, must be in compliance with the laws, rules, and regulations (including insider trading laws) applicable to the Company in the country, state, and city in which they operate. These laws include compliance with the Foreign Corrupt Practices Act, competition laws, and money laundering laws.

Elements of Compensation

Base Salaries

We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year and for sustained performance. The purpose of the base salary is to reflect job responsibilities, value to the Company and competitiveness of the market. The Compensation Committee determines salaries for our NEOs based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions; the information and advice provided by the Company’s independent compensation consultant; the expertise of the individual executive; the competitiveness of the market for the executive’s services; and the recommendations of our President & Chief Executive Officer. The Compensation Committee believes that the base salary of each of the NEOs, particularly considering each of their total compensation packages, is competitive with the market.

Annual Cash-Based Incentive Bonuses

Our practice is to pay annual cash-based incentive bonuses based upon the achievement of performance objectives established by the Compensation Committee at the beginning of each year. For fiscal year 2022, the Compensation Committee established a “Target Compensation Award” associated with the EBIDTA of the Company.

Each NEO is eligible to receive an annual cash-based incentive bonus in an amount up to a target percentage of his or her base salary as of December 31, 2021, based on the achievement of the established performance objective for fiscal year 2022, subject to the negative discretion of our Compensation Committee. The target percentage is based on a graduated scale beginning at 20% of a participant’s annual base salary and with a maximum of 100% of a participant’s annual base salary.

Any bonuses earned under the program in respect of a fiscal year are paid in a cash lump sum on or after October 31 of the performance year but on or before January 31 of the year following the performance year. For fiscal year 2022, our NEOs were eligible to receive a cash-based incentive bonus in an amount equal to 20% of their respective base salaries if the Company achieved EBITDA of at least $9.5 million. The amount of potential cash-based incentive bonuses our NEOs were eligible to receive increased incrementally up to a maximum of 100% of their respective base salaries if the Company achieved EBITDA of at least $15.9 million. Based on our estimated EBITDA plus certain add-backs for one-time expenses (i.e., severance and pension expenses, tree impairment and unbudgeted payment of special strategic bonuses (as described below)), minus certain gains from the sale of certain assets identified in the strategic plan and roadmap, our NEOs received cash-based incentive bonuses of 20% of their base salary for fiscal year 2022.

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Annual Equity-Based Incentive Bonuses

It is our objective to have a substantial portion of each NEO’s compensation contingent upon overall corporate performance. Our Compensation Committee believes that equity-based annual incentives for the achievement of defined objectives create value for the Company and align the executive’s compensation with the interests of our stockholders. The Compensation Committee establishes overall corporate goals that are challenging to achieve, and, at the end of the applicable fiscal year, determines the level of attainment of those established goals and the contribution of each executive towards achieving them.

For fiscal year 2022, the Compensation Committee established a “Target Performance Share -Based Award” associated with the revenue of the Company. Each NEO is eligible to receive an equity-based incentive award in the equivalent number of shares up to a target percentage of his or her base salary as of December 31, 2021, based on the achievement of the established performance objective, subject to the negative discretion of our Compensation Committee. The target percentage is based on a graduated scale beginning at 20% of a participant’s annual base salary and with a maximum of 100% of a participant’s annual base salary. Actual payout for fiscal year 2022 was based on 55% of base salary, paid during fiscal year 2023. See “Grants of Plan Based Awards” for additional details.

Discretionary Equity-Based Retention Awards

The Compensation Committee believes that time-based restricted stock awards serve as a retention incentive for the NEOs. Such time-based restricted stock grants are awarded from time to time at the discretion of the Compensation Committee and the Board of Directors. In determining the amount of these awards, the Compensation Committee and the Board of Directors considers primarily the executive’s position and level of responsibility within the Company, as well as the retention and long-term incentive value of the awards and the number of past awards.

During fiscal year 2022, the Compensation Committee approved grants of 30,000 shares of restricted stock for Mr. Edwards, and 15,000 shares of restricted stock to Mr. Palamountain and Mr. Teague. The awards vest over a three-year period with one-third vesting on October 31, 2022, one-third vesting on October 31, 2023, and the remaining one-third vesting on October 31, 2024.

Strategic Special Project Bonus

In February 2022, the Board of Directors approved a strategic plan and roadmap for the next five years with the goal of transitioning the Company to an “asset light” model by monetizing specific assets and rightsizing the Company’s balance sheet. The incentive plans approved by the Compensation Committee during the first quarter of fiscal year 2022 were not designed to compensate the NEOS for implementation of the subsequently approved strategic plan. During fiscal year 2022, the Compensation Committee engaged its independent compensation consultant to assist in developing an incentive program designed to align with the strategic plan. The Compensation Committee and the compensation consultant designed a Special Strategic Project Bonus (the “SSP Bonus”) program, and, in October 2022, the Board of Directors approved the SSP Bonus and entering into Retention Bonus Agreements with Messrs. Edwards and Palamountain. Pursuant to the Retention Bonus Agreements, Messrs. Edwards and Palamountain will be eligible to receive cash and restricted shares awards totaling five percent (5%) and three percent (3%), respectively, of gains on asset sales or development earnings (the “Strategic Bonuses”) received from the sale of certain land or water assets of the Company or real estate development after the date of the Retention Bonus Agreement through December 31, 2027.  The Strategic Bonuses payable to Messrs. Edwards and Palamountain are capped at $3.0 million and $2.1 million annually, and $7.5 million and $4.5 million in total, respectively.

In connection with adopting the SSP Bonus, the Compensation Committee approved amendments to the incentive award agreements for Messrs. Edwards and Palamountain to eliminate the possible “double-counting” of the gain on assets sales and development earnings subject to the SSP Bonus. The incentive award agreements were amended to deduct the earnings for the SSP Bonus eligible earnings from the EBITDA calculation that is the subject of such awards.

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our NEOs based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the NEOs. For all eligible employees, including our NEOs, we provide a 401(k) plan; others are also participants in our frozen defined benefit pension plan.

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Until June 2004, our employees and executive officers were eligible to participate in the Plan, a traditional defined benefit pension plan was maintained by the Company. Effective June 2004, plan participation and benefits payable under that plan were frozen and, since that time, no new participants have been added to that plan. Effective December 31, 2021, the Company terminated the Plan. Participants in the Plan with over $5,000 were given the option to receive a lump sum payment or alternative form of benefit payment through an annuity insurer. The only NEO who is a participant in our Plan is Mr. Edwards. At normal retirement age, Mr. Edwards’ anticipated monthly payment under this plan will be $81. In connection with the termination of the Plan, Mr. Edwards elected to receive a lump sum payment in the amount of $11,602.

The Company sponsors a defined contribution retirement plan maintained under section 401(k) of the Internal Revenue Code. Under the terms of such plan, eligible employees may elect, beginning the first day of the month following their first day of employment, to defer compensation up to a specified amount of their annual earnings permitted to be deferred under the applicable provisions of the Code. In addition to any deferral contributions made by our employees, the Company contributes to the account of each eligible employee a matching contribution of up to 4% of such employee’s annual compensation. Participant deferral contributions are 100% vested at the time of contribution, employer matching contributions are 20% vested after completion of year one and increase 20% each year until they are 100% vested upon completion of year five. During fiscal year 2022, there were no changes made to our defined contribution plan related to contribution limitations, vesting schedules or eligibility requirements.

Nonqualified Deferred Compensation

None of our NEOs participate in or has account balances in nonqualified defined contribution or other deferred compensation plans maintained by the Company.

Change in Control, Separation or Severance Benefits

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except the equity acceleration for outstanding awards pursuant to the 2022 Omnibus Plan. To the extent not assumed, converted or replaced by the resulting entity in a change in control, the 2022 Omnibus Plan contains provisions that provide for the accelerated vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all restricted and performance share awards granted thereunder upon a change in control with performance goals being deemed satisfied at target level of performance.

Options and Stock Appreciation Rights and Restricted Shares

Except as otherwise provided in an Award Agreement or by a committee in a written resolution at the date of grant or thereafter to the extent outstanding awards of options, stock appreciation rights and restricted shares granted under the 2022 Omnibus Plan are assumed, converted or replaced by the resulting entity in the event of a change in control, such awards shall continue to vest, and/or the restrictions thereon shall continue to lapse, as set forth in the award agreement. If a participant’s employment or service is then terminated without cause or a participant terminates his or her employment or service for good reason (if applicable), in either case, during the 12-month period following a change in control, all outstanding options, stock appreciation rights and restricted shares held by a participant shall thereupon vest and become fully exercisable and all restrictions with respect to such outstanding awards shall lapse and become vested and non-forfeitable.

Performance-Based Awards

Except as provided in an Award Agreement or by a committee in a written resolution at the date of grant or thereafter, to the extent outstanding performance share-based or performance compensation awards granted under the 2022 Omnibus Plan are assumed, converted, or replaced by the resulting entity in the event of a change in control: (i) any outstanding awards thatare subject to performance share-based goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the change in control; and (ii) each performance share- based award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement. If a participant’s employment or service is then terminated without cause or a participant terminates his or her employment or service for good reason (if applicable), in either case, during the 12-month period following a change in control, all outstanding performance share-based and performance compensation awards held by a participant shall thereupon vest and all restrictions with such outstanding awards shall lapse and become vested and non-forfeitable.

Limoneira Company	33	2023 Proxy Statement

Restricted Stock

Pursuant to our Award Agreements for restricted stock with our NEOs, in the event that the employment of a NEO with the Company is terminated by the Company on or after the issue date of an award, other than for Cause, any unvested restricted stock shall become fully vested only in the sole discretion of the Company. The Compensation Committee (or its designee, to the extent permitted under the Amended and Restated Plan) shall have sole discretion to determine if a NEO’s rights have terminated pursuant to the 2022 Omnibus Plan and any Award Agreement, including but not limited to the authority to determine the basis for the NEO’s termination of employment. In the event that a NEO remains in continuous employment with the Company or an Affiliate from the issue date of an Award until a NEO’s termination due to (i) death, (ii) Disability or (iii) retirement (if the NEO has been employed by the Company for a period of at least the five years immediately preceding the grant date and is age 65 or older), any unvested restricted stock previously issued shall become fully vested.

For purposes of the above, “Cause” means:

•The intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company of an Affiliate;

•the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude, or theft;

•the intentional and wrongful damaging of property, contractual interests, or business relationships of the Company or an Affiliate;

•the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with, or a policy of, the Company or an Affiliate;

•the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate;

•current alcohol or prescription drug abuse affecting work performance;

•current illegal use of drugs; or

•any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

Because “Good Reason” is not defined in the applicable Award Agreements of our NEOs, and such persons are not a party to any employment related agreement, each NEO shall not be entitled to terminate his or her employment or service for Good Reason.

For purposes of the above, “Disability” shall mean a NEO is unable to engage in his or her profession due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Compensation Committee shall certify Disability, after consultation with a qualified medical examiner, and shall determine a NEO’s date of termination after considering the Participant’s position and all applicable laws.

In the event that Section 409A of the Internal Revenue Code and the guidance issued thereunder (collectively, “Section 409A”) applies and any award would be paid to a NEO upon a “separation from service” within the meaning of Section 409A, and no exemption or exclusion from Section 409A shall apply, no award shall be released to any NEO who is a “specified employee” within the meaning of Section 409A until the earlier of the first day of the seventh month after the month of such NEO’s separation from service or the NEO’s death.

The amounts shown in the following table reflect the potential value to the NEOs, as of the end of fiscal year 2022, of full acceleration of all unvested restricted stock awards upon a change in control of the Company and upon certain termination events. The amounts shown assume that a change in control or termination event was effective as of the last business day of fiscal year 2022 having been October 31, 2022. The closing market price of the Company’s common stock on October 31, 2022 was $11.93. The amounts below are estimates of the incremental, lump sum amounts that would be received upon a change in control or certain termination events; the actual amount can be determined only at the time of any actual change in control or termination event.

Limoneira Company	34	2023 Proxy Statement

Estimated Potential Incremental Payments Upon Change in Control or Certain Termination Events

	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares of Units of Stock That Have Not Yet Vested ($)(3)
Harold S. Edwards	77,998	$930,516
Mark Palamountain	38,999	$465,258
Alex M. Teague(4)	—	—

(1)Information regarding unvested restricted stock held by each NEO is set forth in the Outstanding Equity Awards table below. Restricted stock was issued subject to vesting over five years for discretionary equity-based retention awards granted in 2017, and three years thereafter for discretionary, equity- based retention awards for grants in 2019, 2020 & 2021.

(2)Termination events include death, Disability, termination other than for Cause (in the sole discretion of the Company) or retirement.

(3)Total value calculated assuming a change in control or termination event date as of October 31, 2022 using the closing market price on October 31, 2022 ($11.93 per share).

(4)Mr. Teague retired February 1, 2022. At that time he held unvest shares in the amount of 38,999. The 15,000 long term incentive shares granted December 13, 2021 were forfeited. The remaining 23,999 shares were accelerated.

Perquisites and Other Personal Benefits

The Compensation Committee reviews annually the perquisites that NEOs receive. The primary personal benefits for our NEOs are health and welfare benefits, including, medical, dental, vision and life insurance. The NEOs participate in these plans on the same terms as other company employees. In addition, Company vehicles are provided to the NEOs, as well as to other members of management.

Employment Agreements

During fiscal year 2022, the Company was not party to any employment agreements with any of our NEOs.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits all Pre-Clearance Persons from engaging in certain short-term or speculative transactions in Covered Securities.

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities, short sales of Covered Securities, short-term trading of Covered Securities (subject to certain exceptions), and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless advance approval is obtained from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to each Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. While employees who are not Pre-Clearance Persons are not generally prohibited from engaging in the above transactions, the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons are required to obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan.

Other

The Compensation Committee also considers the accounting, tax, and stockholder dilutive costs of specific compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly qualified executives.

Limoneira Company	35	2023 Proxy Statement

Chief Executive Officer Pay Ratio

In connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, the SEC adopted a rule requiring annual disclosure of the ratio of the annual total compensation (“Total Compensation”) of the Company’s median employee (excluding the Chief Executive Officer), to the Total Compensation of the Company’s Chief Executive Officer (the “CEO Pay Ratio”).

In identifying the median employee, the Company prepared a list of all employees of the Company, excluding the Chief Executive Officer, along with their annual base wages and salaries (“Annual Earnings”) as of October 31, 2022. The median employee was selected from this list. The median employee’s Total Compensation was then calculated by adding to their Annual Earnings all other compensation for fiscal year 2022, which includes stock awards, non-equity incentive plan compensation, the change in pension value and nonqualified deferred compensation earnings, Company-paid life insurance premiums, profit sharing and Company contributions made under our 401(k) plan and personal usage of Company vehicles.

Based on the information above, the CEO Pay Ratio for fiscal year 2022 is as follows:

Median Employee Total Compensation for Fiscal Year 2022	$ 45,625
CEO Total Compensation for Fiscal Year 2022	$2,001,234
Ratio of Median Employee Total Compensation to CEO Total Compensation for Fiscal Year 2022	44:1

The fiscal year 2021 ratio of median employee total compensation to CEO total compensation was 30:1 and the fiscal year 2020, the ratio was 32:1. For both fiscal year 2021 and 2020, there we no annual equity incentive or cash-based incentives earned by the CEO or other employees. The fiscal year 2022 ratio includes an annual equity incentive, annual cash-based incentive and SSP bonus, which was paid for the first time relating to fiscal year 2022 performance.

Limoneira Company	36	2023 Proxy Statement

Summary Compensation Table for Fiscal Years 2022, 2021 and 2020

	Fiscal Year	Salary ($)	Stock Awards ($)(1)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(6)	Total
Harold Edwards President & Chief Executive Officer	2022	679,762	$974,825	$286,275	—	$60,372	$2,001,234
	2021	639,600	$610,400	—	$134	$69,514	$1,319,648
	2020	662,875	$754,800	—	$1,490	$67,624	$1,486,789
Mark Palamountain Chief Financial Officer & Treasurer	2022	395,846	$533,965	$169,565	—	$30,039	$1,129,415
	2021	364,000	$305,200	—	—	$41,457	$710,657
	2020	376,923	$377,400	—	—	$40,421	$794,744
Alex Teague(7) Senior Vice President & Chief Operating Officer	2022	128,725	—	—	—	$475,694	$604,419
	2021	431,600	$305,200	—	—	$76,276	$813,076
	2020	446,923	$377,400	—	—	$72,848	$897,171

(1)The value of stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. There were no annual, performance-based, equity incentive bonus shares issued in fiscal year 2022 earned for fiscal year 2021. There were no annual, performance-based equity incentive bonus shares issued in fiscal year 2021 earned for fiscal year 2020. The amounts shown for fiscal years 2021 and 2020 are Discretionary Equity-based retention awards issued to our NEOs respectively in December 2020 and 2019. See footbote 4 for fiscal year 2022 details.

(2)There were no cash-based incentive bonuses earned for Fiscal years 2021 and 2020.See footnote 5 for fiscal year 2022 details.

(3)The amounts shown reflect the change in pension value, which is based upon the change in the present value of the accrued benefit from fiscal years 2021 to 2022, 2020 to 2021 and 2019 to 2020. The change in the pension value may be impacted by, among other things, changes in the assumptions used for the dsicoiunt rate, long-term rate of return and mortality tables used. Mr. Edwards received a lump sum payment of $11,602 during fiscal year 2022 in conjunction with termination of the Pension Plan. See Pension Benefits narrtive and chart for additional details.

(4)2022 Stock Awards includes: Discretionary Equity-Based Retention shares issued December 13, 2021, calculated at the market close share price of $14.96. Annual Equity-Based Incentive bonus earned for fiscal year 2022, issued during fiscal year 2023, calculated at the market close share price of $13.19 on December 20, 2022. Special Strategic Project Bonus earned for fiscal year 2022, issued in fiscal year 2023, calculated at the market close share price of $13.19 on December 20, 2022.

(5)2022 Non-Equity Incentive Plan Compensation includes: Annual Performance -Based Incentive bonus earned for fiscal year 2022, issued fiscal year 2023. Special Strategic Project Bonus earned for fiscal year 2022, issued in fiscal year 2023.

(6)All Other Compensation consists of, for each of our NEOs, life insurance premiums, profit sharing and matching contributions under our 401(k) plan, dividends paid on stock awards, and personal use of Company vehicles. See Chart of All Other Compensation for details.

(7)All Other Compensation for Mr. Teague in fiscal year 2022 also includes vacation payout and severance upon his retirement on February 1, 2022.

The following charts reflect fiscal year 2022 compensation mix for our NEOs:

CEO
$60,372
$286,275
$679,762
$974,825
Salary
Stock Awards
Cash Incentive
Other

Other NEOs
$505,733
$524,571
$169,565
$839,165
Salary
Stock Awards
Cash Incentive
Other

Limoneira Company	37	2023 Proxy Statement

Chart of All Other Compensation

	Stock Dividends ($)	Company Contributions to 401(k) ($)	Perquisites and Personal Benefits ($)	Insurance Premiums Paid by the Company ($)	Total ($)
Harold Edwards President & Chief Executive Officer	$42,615	$10,600	$2,667	$4,490	$60,372
Mark Palamountain Chief Financial Officer & Treasurer	$15,024	$10,600	$3,060	$1,355	$30,039
Alex Teague(1) Senior Vice President & Chief Operating Officer	$30,703	$2,493	$440,805	$1,693	$475,694

(1)All Other Compensation for Mr. Teague in fiscal year 2022 also includes vacation payout and severance upon his retirement on February 1, 2022.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table provides information about grants of equity and non-equity plan-based awards to the NEOs for performance in the fiscal year ended October 31, 2022, and discretionary, equity-based retention awards granted in fiscal year 2022.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(7)(8)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)(2)(3)			All Other Equity Awards Number of Shares(3)(5)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Harold S. Edwards	December 2021							30,000	$448,800
	August 2022	$137,000	$342,500	$685,000				—
	August 2022				$137,000	$342,500	$685,000	—	$376,750
Mark Palamountain	December 2021							15,000	$224,400
	August 2022	$80,000	$200,000	$400,000				—
	August 2022				$80,000	$200,000	$400,000	—	$220,000
Alex Teague(6)	December 2021							15,000	$224,400
	August 2022	—	—	—				—
	August 2022				—	—	—	—

(1)See page 31 of the proxy statement, under “Compensation Discussion and Analysis - Elements of Compensation - Annual Equity-Based Incentive Bonuses,” for a description of our Equity-Based Incentive Bonus Plan. Under our Equity-Based Incentive Plan, awards that may be paid out are issued in the form of the number of shares of our common stock that is derived from a percentage of the NEO’s base salary.

(2)These columns represent the potential equity payments for each NEO under the 2022 Limoneira Company Omnibus Incentive Plan Award Agreement with respect to fiscal year 2022 performance. Threshold, Target and Maximum amounts represent 20%, 50% and 100% of each NEO salary as of December 31, 2021. The actual Equity Plan Award calculation for fiscal year 2022 was 55% reflected in the Grant Date Fair Value of Stock Awards column. The equivalent number of shares was calculated using the market closing price of $13.19 on December 20, 2022 when the shares were issued to each NEO. The value of stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation

(3)All such shares, whether vested or unvested, are considered issued and outstanding on the date of issuance, and our NEOs have voting rights with respect to, and receive any dividends on, such shares issued to them.

(4)The value of stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. As described on page 31 - in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Discretionary Equity-Based Retention Awards.” The value of the shares was calculated using the market closing price on the issue date, December 13, 2021 at $14.96.

(5)As described on page 31 - in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Discretionary Equity-Based Retention Awards.” The shares shown in this column are Discretionary Equity-Based Retention Awards.

(6)Mr. Teague retired on February 1, 2022. He was not party to the 2022 Limoneira Company Omnibus Incentive Plan. Mr. Teague forfeited his retention of 15,000 shares when he retired on February 1, 2022.

(7)These columns represent the potential Cash-Based Incentive Bonuses for each NEO under the 2022 Limoneira Company Omnibus Incentive Plan Award with respect to fiscal year 2022 performance. Threshold, Target and Maximum amounts represent 20%, 50% and 100% of each NEO salary as of December 31, 2021. The actual Non- Equity Plan Award calculation for fiscal year 2022 was 20%.

(8)See page 30 of the proxy statement, under “Compensation Discussion and Analysis - Elements of Compensation - Annual Cash-Based Incentive Bonuses,” for a description of our Cash-Based Incentive Bonus Plan. Under the Cash Based- Incentive Plan, awards that may be paid out are derived from a percentage of the NEO’s base salary.

Limoneira Company	38	2023 Proxy Statement

Outstanding Equity Awards at 2022 Fiscal Year End

The following table summarizes the total outstanding equity awards as of October 31, 2022 for each NEO.

Name	Discretionary Awards That Have Not Yet Vested (#)	Market Value of Shares That Have Not Yet Vested ($)(1)
Harold S. Edwards(2)	33,333	$397,663
Mark Palamountain(3)	16,666	$198,825
Alex M. Teague(4)	—	—

(1)Based on a fair market value of our common stock on October 31, 2022 at $11.93 per share.

(2)Mr. Edwards received discretionary equity-based retention awards. On December 14, 2020, we issued Mr. Edwards 40,000 shares to vest in 3 equal annual tranches on October 31, 2021; October 31, 2022; and October 31, 2023. 13,333 shares remain unvested from that grant. On December 13, 2021, we issued 30,000 shares to vest in 3 equal annual tranches on October 31, 2022; October 31, 2023 and October 31, 2024. 20,000 shares remain unvested from that grant.

(3)Mr. Palamountain received discretionary equity-based retention awards. On December 14, 2020, we issued Mr. Palamountain. 20,000 shares to vest in 3 equal annual tranches on October 31, 2021; October 31, 2022; and October 31, 2023. 6,666 shares remain unvest from that grant. On December 13, 2021, we issued 15,000 shares to vest in 3 equal annual tranches on October 31, 2022; October 31, 2023 and October 31, 2024. 10,000 shares remain unvested from that grant.

(4)Mr. Teague retired effective February 1, 2022, at which time all unvest share were accelerated or forfeited.

Outstanding Exercises and Stock Vested at 2022 Fiscal Year End

The following table sets forth information about vesting of restricted stock held by our NEOs during fiscal year 2022:

Name	Discretionary Awards That Vested FY 2022 (#)	Market Value of Shares That Vested FY 2022 ($)(1)
Harold S. Edwards(2)	44,665	$532,853
Mark Palamountain(3)	22,333	$266,433
Alex M. Teague(4)	23,999	352,545

(1)Based on a fair market value of our common stock on December October 31, 2022 at $11.93 per share.

(2)44,665 shares that vested and valued realized on vesting are in connection with Discretionary Equity-Based Retention Award shares issued December 19, 2017, December 20, 2019, December 14, 2020 and December 13, 2021.

(3)22,333 shares that vested and valued realized on vesting are in connection with Discretionary Equity-Based Retention Awards shares issued December 19, 2017, December 20, 2019, December 14, 2020 and December 13, 2021.

(4)Mr. Teague retired effective February 1, 2022, at which time 23,999 unvest share were accelerated. Share value was calculated at $14.69 market closing price on February 1, 2022.

Limoneira Company	39	2023 Proxy Statement

Pension Benefits

The Company’s defined benefit pension plan is a tax-qualified retirement plan that covers eligible employees of the Company. Effective in June 2004, participation in such plan was frozen so that anyone who was hired by the Company on or after June 2004 is ineligible to participate in such plan. Under the plan, age 65 is considered normal retirement age.

Effective December 31, 2021, the Company terminated the Plan. Participants in the Plan with over $5,000 were given the option to receive a lump sum payment or alternative form of benefit payment through an annuity insurer. The only NEO who is a participant in our Plan is Mr. Edwards. At normal retirement age, Mr. Edwards’ anticipated monthly payment under this plan would be $81. He elected to receive a lump sum payment in the amount of $11,602.

Participant Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit - FY 2022(1)	Present Value of Accumulated Benefit - FY 2021(2)	Change in Pension Value(3)	Payments During Last Fiscal Year
Harold Edwards	Limoneira Company Retirement Plan(4)	0.05	$0	$12,732	($1,130)	$11,602

(1)Mr. Edwards received a lump sum of his pension benefit in October 2022, therefore the value at fiscal year end is zero.

(2)Liabilities shown in this colum are computed using the projected unit credit method reflecting average salary and service as of the fiscal year end 2021. The material assumptions used to determine these liabilities can be found in the fiscal year end FAS Disclosures Actuarial Valuation Report, except we assumed no pre-retirement decrements and that retirement occurs at the Plan’s earliest unreduced retirement age.

(3)The Change in Pension Value is based on the difference of the present value of the accumulated benefit payable as of October 31, 2022 from the Plan and the present value of the accumulated benefit payable as of October 31, 2021 disclosed in the prior year for the Plan, adjusted for any benefit payments during the fiscal year.

(4)The Company terminated the Plan effective December 31, 2021.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion referred to above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated in the Company’s Annual Report on Form 10-K for the year ended October 31, 2022.

Members of the Compensation Committee:
Elizabeth Mora, Chairperson
Elizabeth Blanchard Chess
Scott S. Slater

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	40	2023 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A(a) of the Exchange Act (15 U.S.C. 78n-1), we are asking stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers or “NEOs” as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our strategic goals and success. Under our executive compensation program, our NEOs receive compensation that encourages both near-term and long-term growth and successes through compensation linked to performance standards aimed to increase stockholder value.

The Compensation Committee bases its executive compensation decisions on our compensation objectives, which include the following:

•aligning management’s incentives with the interests of our stockholders;

•providing competitive compensation to our NEOs;

•rewarding NEOs for past performance and motivating them to excel in the future; and

•rewarding superior performance of both the Company and each individual executive and encouraging actions that promote our near-term and long-term strategic goals.

We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and successes for us, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers.

We are asking our stockholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. Accordingly, we will ask our stockholders to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures by voting FOR the approval of our executive compensation program.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs and will evaluate whether any actions are necessary.

The Company will include a proposal seeking stockholder approval, on an advisory basis, of the compensation of our NEOs in its proxy statement every year until the Annual Meeting of Stockholders in 2024. In 2024, the Company will include a proposal seeking stockholder approval, on an advisory basis, of the frequency at which the Company shall seek stockholder approval, on an advisory basis, of the compensation of our NEOs.

Required Vote for Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no impact on the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs.

Limoneira Company	41	2023 Proxy Statement

Proposal 3: Ratification of Selection of Independent Auditor

General

The Audit and Finance Committee of the Board of Directors has recommended, and the Board of Directors now asks that the stockholders of the Company ratify the selection of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending October 31, 2023.

The Audit and Finance Committee appointed Deloitte & Touche LLP, a registered public accounting firm, to audit the annual financial statements for the fiscal year ended October 31, 2022. Based on its past performance during these audits, the Audit and Finance Committee has selected Deloitte & Touche LLP as the independent auditor to perform the audit of our financial statements and internal control over financial reporting for fiscal year 2023.

The selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Board of Directors is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of good corporate practice. If stockholders do not ratify this selection, the Board of Directors will reconsider its selection of Deloitte & Touche LLP and may, in its sole discretion, either continue to retain this firm or appoint a new independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting via webcast and will have the opportunity to make a statement if they desire to do so but will not be available to respond to appropriate questions.

Fees

The chart below sets forth the total annual amount, including the amounts by category of service, billed to us by Deloitte & Touche LLP for services performed for fiscal year 2022.

	Fiscal Year 2021 Deloitte & Touche LLP Fees ($)	Fiscal Year 2022 Deloitte & Touche LLP Fees ($)
Audit Fees(1)	939,051	1,141,329
Audit-Related Fees(2)	—	—
Tax Fees(3)	141,704	147,000
All Other Fees Fees(4)	—	—
	1,080,755	1,288,329

(1)“Audit Fees” are fees billed for professional services for the audit of our consolidated annual financial statements filed on Form 10-K, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and other SEC registration statement and consent services.

(2)“Audit-Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)“Tax Fees” are fees billed for professional services rendered in connection with tax compliance, advice and planning.

(4)“All Other Fees” are fees billed for products and services other than those reported in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Limoneira Company	42	2023 Proxy Statement

Pre-Approval Policies and Procedures

The Audit and Finance Committee has responsibility for conducting its appraisal and approval of audit and non-audit services. The Audit and Finance Committee allows delegation to members of the committee to approve additional audit and non-audit services. The Audit and Finance Committee or one of its members pre-approved all the services provided by Deloitte & Touche LLP for the fiscal year ended 2022. In making its recommendation to ratify the selection of Deloitte & Touche LLP as independent auditor for the fiscal year ending October 31, 2023, the Audit and Finance Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP’s independence.

Required Vote for Stockholder Approval

The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. An abstention will not be counted toward the ratification of Deloitte & Touche LLP as the independent auditor, and the effect of an abstention is the same as a vote against the ratification. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditor for the Company for the fiscal year ending October 31, 2023.

Limoneira Company	43	2023 Proxy Statement

Audit and Finance Committee Report

The Audit and Finance Committee’s primary role is to assist the Board of Directors in fulfilling its responsibility for oversight of:

(1)the quality and integrity of the consolidated financial statements and related disclosures;

(2)compliance with legal and regulatory requirements;

(3)the independent auditors’ qualifications, independence and performance; and

(4)the performance of our internal audit and control functions.

The Company’s management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States and issuing an opinion as to the conformity of those audited financial statements to United States generally accepted accounting principles. The Audit and Finance Committee monitors and oversees these processes.

The Audit and Finance Committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management and the auditor regarding financial reporting), or attestation services. In addition, the Audit and Finance Committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. The Audit and Finance Committee’s charter also ensures that the independent auditor discusses with the Audit and Finance Committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The Audit and Finance Committee of the Board of Directors has:

•reviewed and discussed with management and Deloitte & Touche LLP, the audited financial statements as of and for the year ended October 31, 2022;

•discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended October 31, 2022 for filing with the SEC.

Members of the Audit and Finance Committee:
Barbara Carbone, Chairperson
Scott S. Slater
Edgar A. Terry

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	44	2023 Proxy Statement

Proposal 4: Approval to Amend Our Certificate of Incorporation to
Allow for Exculpation of Officers

Background

The State of Delaware, which is Limoneira’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Historically, DGCL Section 102(b)(7) enabled corporations to limit the liability of directors in limited circumstances and Limoneira adopted exculpation provisions in its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). With the recent amendment, DGCL Section 102(b)(7) now permits exculpation for officers, but only for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but does not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

The Board of Directors believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. Our Certificate of Incorporation currently provides exculpation and limitations of liability for directors pursuant to the DGCL. In considering whether to extend exculpation and limitations of liability to officers pursuant to DGCL Section 102(b)(7), the Board of Directors took into account the narrow class and type of claims that such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), the limited number of Limoneira officers that would be impacted, and the benefits the Board of Directors believes would accrue to Limoneira by providing exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits.

The Board of Directors balanced these considerations with our corporate governance guidelines and practices and determined that it is advisable and in the best interests of the Company and our stockholders to amend the current exculpation and liability provisions in Article TWENTY SECOND of our Certificate of Incorporation, to adopt DGCL Section 102(b)(7) and extend exculpation protection to our officers in addition to our directors. We refer to this proposed amendment to our Certificate of Incorporation as the “Certificate Amendment” in this proxy statement.

Text of Proposed Certificate Amendment

Our Certificate of Incorporation currently provides for the exculpation of directors and does not include a provision allowing for the exculpation of officers. We propose to amend Article TWENTY-SECOND of our Certificate of Incorporation so that it would state in its entirety as follows:

TWENTY-SECOND: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article TWENTY-SECOND shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The Proposed Certificate of Amendment of the Restated Certificate of Incorporation reflecting the foregoing Certificate Amendment is attached as Appendix A to this proxy statement.

Limoneira Company	45	2023 Proxy Statement

Reasons for the Proposed Certificate Amendment

The Board of Directors adopted the proposed Certificate Amendment to maintain provisions of the Certificate of Incorporation in keeping with the governing statutes contained in the DGCL. The Board of Directors believes that DGCL 102(b)(7) and the Certificate Amendment remedies the inconsistent treatment of officers and directors under the DGCL and the Certificate of Incorporation, despite directors and officers having similar fiduciary duties. The Board of Directors also noted that several other states already permit corporation to eliminate or limit officer liability, and the Board of Directors believes it is appropriate for public companies in states that allow exculpation of officers to include exculpation clauses in their certificates of incorporation. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. Limiting concern about personal risk empowers both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Board of Directors also considered that, unlike director exculpation, officer exculpation may not be provided in connection with claims brought against an officer by or in the right of the corporation. We expect many Delaware companies to adopt exculpation clauses limiting the personal liability of officers in their certificates of incorporation. Failing to adopt the proposed Certificate Amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of Limoneira.

For the reasons stated above, the Board of Directors determined that the proposed Certificate Amendment is advisable and in the best interest of our Company and our stockholders and authorized and approved the proposed Certificate Amendment and directed that it be considered at the Annual Meeting.

The Certificate Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer nor is it being proposed in response to any litigation or threat of litigation.

Timing and Effect of the Certificate Amendment

If the proposed Certificate Amendment is approved by our stockholders, it will become effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. Other than the replacement of the existing Article TWENTY-SECOND by the proposed Article TWENTY-SECOND, the remaining provisions of our Certificate of Incorporation will be unchanged after effectiveness of the Certificate Amendment. If the proposed Certificate Amendment is not approved by our stockholders, our Restated Certificate of Incorporation will remain unchanged. In accordance with the DGCL, the Board of Directors may elect to abandon the proposed Certificate Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Certificate Amendment.

Required Vote for Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon is required to approve this proposal. Abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval and adoption of the proposed Certificate Amendment.

Limoneira Company	46	2023 Proxy Statement

Other Information

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management and Chart

The following table sets forth the beneficial ownership of our stock as of January 27, 2023 by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our stock, (ii) each director, (iii) our NEOs and (iv) all of our directors and officers as a group. The applicable percentage ownership is based on 17,830,604 shares of common stock outstanding as of January 27, 2023, plus the number of shares of common stock to be issued upon the conversion of Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within sixty days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	# of shares	Percentage
5 % Beneficial Owners
Global Alpha(14) 1800 McGill College Avenue, Suite 1300, Montreal A8 H3A 3JB	2,790,024	15.63%
Directors and Officers(1)
Barbara Carbone(2)	—	—
Elizabeth Blanchard Chess(3)	137,237	*
Harold S. Edwards(4)	194,264	1.09%
Amy Fukutomi(5)	—	—
Gordon E. Kimball(6)	45,455	*
Jesus “Chuy” Loza(7)	—	—
John W.H. Merriman(8)	4,043	*
Elizabeth Mora	4,125	*
Mark Palamountain(9)	84,263	*
Donald R. Rudkin(10)	—	—
Robert M. Sawyer(11)	—	—
Scott S. Slater	38,352	*
Alex M. Teague(12)	—	—
Edgar A. Terry(13)	12,926	*
All Current Directors & Officers as of fiscal year end	520,665	2.92%

* Less than 1%

(1)The information provided in this table is based on the Company’s records and information supplied by the Directors and Officers. The business address for each director and officer is Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060.

Limoneira Company	47	2023 Proxy Statement

(2)Ms. Carbone was appointed a Director effective November 1, 2022. As of the Record Date, she has no beneficial ownership shares.

(3)Ms. Chess is the direct beneficial owner of 5,538 shares. She is a beneficiary of a trust that owns 131,699 shares. Ms. Chess shares voting and investment power over these shares.

(4)Mr. Edwards owns all shares as a beneficiary of a trust. He holds voting and dividend rights to all shares including restricted shares. The number includes (1) Annual Equity-Based Incentive Bonuses; (2) Discretionary Equity-Based Retention Awards; and Strategic Special Project Bonus equity shares totalling 91,896 shares. 47,615 shares vest in 2023; 34,281 shares vest in 2024; and 10,000 shares vest in 2025.

(5)Ms. Fukutomi resigned as a Director, effective August 1, 2022.

(6)Mr. Kimball is the beneficial owner of 41,965 shares held in a trust. He shares voting and investment power over these shares. The number also includes 3,490 shares owned by Mr. Kimball’s wife.

(7)Mr. Loza resigned as a Director, effective June 14, 2022.

(8)Mr. Merriman retired as a Director, effective January 31, 2023. On the record date he held 4,043 shares.

(9)Mr. Palamountain holds voting and dividend rights to all shares including restricted shares. The number includes (1) Annual Equity-Based Incentive Bonuses; (2) Discretionary Equity-Based Retention Awards; and Strategic Special Project Bonus equity shares totalling 55,135 shares. 31,796 shares vest in 2023; 18,339 shares vest in 2024; and 5,000 shares vest in 2025.

(10)Mr. Rudkin passed away in December, 2022.

(11)Mr. Sawyer retired as a Director, effective November 1, 2022.

(12)Mr. Teague retired as an Officer, effective February 1, 2022.

(13)Mr. Terry as a joint trustee of a trust owns shares beneficially. He holds voting and investment power over these shares.

(14)Pursuant to Schedule 13-G, filed on January 10, 2023, the amount reported consists of shares beneficially owned, as of December 31, 2022.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of October 31, 2022 about our common stock that may be issued to employees and directors under the 2022 Omnibus Incentive Plan which was approved by stockholders on March 22, 2022. As of October 31, 2022, other as than described below, no equity securities were authorized for issuance under equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation plans approved by security holders	500,000	500,000	450,769

(1)The Board approved the Limoneira Company 2022 Omnibus Incentive Plan on January 25, 2022. The Stockholders approved the 2022 Omnibus Incentive Plan at the 2022 Annual Meeting held March 22, 2022.

Certain Relationships and Related-Party Transactions

Policy for Approval of Related Party Transactions

In accordance with the terms of our Audit and Finance Committee charter, any transaction required to be disclosed pursuant to SEC regulations (including Item 404 of Regulation S-K) and PCAOB standards, which we refer to as related party transactions, must be identified, reviewed and approved by our Audit and Finance Committee, which is comprised entirely of independent directors. Details of such related party transactions will be discussed with the Company’s independent accountants and publicly disclosed as required by applicable law.

Limoneira Company	48	2023 Proxy Statement

Contractual Arrangements with Related Parties

Calavo - Through January 2022, the Company had representation on the board of directors of Calavo. Calavo owned common stock of the Company and the Company paid dividends on such common stock to Calavo. Additionally, the Company leases office space to Calavo. As of February 2022, Calavo is no longer a related party.

Cadiz / Fenner / WAM - Mr. Slater, a member of the Company’s board of directors serves as the CEO, President and a member of the board of directors of Cadiz, Inc. In 2013, the Company entered a long-term lease agreement (the “Lease”) with Cadiz Real Estate, LLC (“Cadiz”), a wholly owned subsidiary of Cadiz, Inc., and currently leases 670 acres located in eastern San Bernardino County, California. The annual base rental is equal to the sum of $200 per planted acre and 20% of gross revenues from the sale of harvested lemons (less operating expenses), not to exceed $1,200 per acre per year. In 2016, Cadiz assigned this lease to Fenner Valley, LLC (“Fenner”), a subsidiary of Water Asset Management, LLC (“WAM”). An affiliate of WAM is the holder of 9,300 shares of Limoneira Company Series B-2 convertible preferred. Upon the adoption of ASC 842, the Company recorded the Right to Use assets and corresponding lease liability. Under this arrangement, the Company makes its base lease payments for the use of the San Bernadino acres to Cadiz and payments for its water usage and fuel on the land to WAM. In fiscal year 2022, the Company paid $134,000 to Cadiz in lease payments.

Freska - A former member of the Company’s board of directors is a majority shareholder of Freska Produce International, LLC (“Freska”). The Company had avocado sales to Freska and corresponding receivables for such sales. The former board member resigned effective June 14, 2022, and Freska is no longer a related-party.

FGF - In June 2021, the Company entered into an agreement, effective March 1, 2021, to sell and license certain assets of Trapani Fresh to FGF. These assets consist of packing supplies and certain intangible assets related to the packing, marketing, and selling business of Trapani Fresh. The total consideration to be received is approximately $3,900,000 over an 8-year term in 16 equal installments. Payments to be received are secured by FGF’s interest in land parcels at the Santa Clara ranch and consist of a $1,200,000 note receivable and $2,700,000 of royalty payments. There was no material gain or loss recognized on the transaction. In August 2021, the Company entered into several additional agreements whereby the additional 25% interest in Santa Clara was transferred into the trust resulting in the trust now holding a 100% interest in Santa Clara. Trapani Fresh owns and operated the 1,200-acre Santa Clara ranch and sold the lemons it grew to FGF, who packed, marketed, and sold the fruit to its export customers. As a result of this transaction, Trapani Fresh recognized lemon revenues at the market price less packinghouse charges to harvest, pack and market the fruit. Effective November 1, 2021, the Company leases Finca Santa Clara to FGF and records rental revenue related to the leased land.

The Company advances funds to FGF for fruit purchases, which are recorded as an asset until the sales occur and the remaining proceeds become due to FGF. Additionally, FGF provided farming, packing, by-product processing and administrative services to Trapani Fresh. The Company had a receivable from FGF for lemon sales and the sale of packing supplies and a payable due to FGF for fruit purchases and services. The Company records revenue related to the licensing of intangible assets to FGF.

Mutual Water Companies - The Company has representation on the boards of directors of the mutual water companies in which the Company has investments. The Company recorded capital contributions, purchased water and water delivery services and paid amounts due to the mutual water companies. The Company’s investments in various not-for-profit mutual water companies provide the Company with the right to receive a proportionate share of water from each of the not-for-profit mutual water companies that have been invested in and do not constitute voting shares and/or rights. Amounts included in other assets in the consolidated balance sheet as of October 31, 2022 was approximately $6.5 million.

Sawyer Property Group LLC / Sawyer Farming Group LLC - Robert M. Sawyer, a former member of the Board of Directors, is the Managing Member of both Sawyer Property Group LLC (“Sawyer Property Group”), and Sawyer Farming Group LLC (“Sawyer Farming Group”). Mr. Sawyer and his wife are 33% owners of Sawyer Property Group and 25% owners of Sawyer Farming Group. The Company rents orchards from both entities. While the Company pays rent to Sawyer Property Group and Sawyer Farming Group, the combined payments to both entities are less than $120,000 per year.

Yuma Mesa Irrigation and Drainage District - The Company has representation on the board of directors of YMIDD. The Company purchased water from YMIDD and had no amounts payable to them for such purchases. Additionally, the Company received fallowing revenue from YMIDD.

Limoneira Company	49	2023 Proxy Statement

Delinquent Section16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To the Company’s knowledge, during the fiscal year ended October 31, 2022, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

Stockholder Communications with the Board of Directors

The Company has established a process for stockholders to send communications by mail to the Board: Corporate Secretary, Limoneira, 1141 Cummings Road, Santa Paula, CA 93060. Stockholders may send communications to the Board as a group via the Investor Relations section of our website, www.limoneira.com, under the headings “Investor — Corporate Governance — Contact the Board.” Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Stockholder Proposals for 2024 Annual Meeting

Stockholder Proposals – Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2024 Annual Meeting of Stockholders, the proposal must be received by October 16, 2023, as prescribed by rules under the Exchange Act.

Other Stockholder Proposals – Business to be Conducted at the Annual Meeting

With respect to stockholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices of the Company addressed to the attention of the secretary not earlier than the November 15 immediately preceding such annual meeting nor later than the close of business on the ninetieth (90th) day immediately preceding the scheduled date of such annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2024 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than November 15, 2023 and no later than December 22, 2023.

Stockholder Nominations of Directors

To make a director nomination, a stockholder must give written notice to our Corporate Secretary at our principal executive office at 1141 Cummings Road, Santa Paula, California 93060. For a notice to be timely, it must be delivered to our Corporate Secretary at the principal executive office not earlier than the November 15 immediately preceding such annual meeting nor later than the close of business on the 90th day immediately preceding the scheduled date of such annual meeting.

When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

In addition to any other requirements, for a stockholder properly to bring a nomination for director before either an annual or special meeting, the stockholder must be entitled to vote at the meeting.

The stockholder submitting the recommendation must submit:

•the stockholder’s name and address as they appear on the share register of the Company; and

•the class, series and number of shares of stock which are owned beneficially and of record by such stockholder.

Limoneira Company	50	2023 Proxy Statement

In addition, any such notice from a stockholder recommending a director nominee must include the following information:

•the candidate’s name, age, business address and residence address;

•the candidate’s principal occupation or employment;

•the number of shares of stock that are beneficially owned by the candidate;

•a written consent from the candidate to being named in the proxy statement as a nominee and to serving as director, if elected; and

•any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for election of directors under the federal securities laws, including Regulation 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act,

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our Nominating and Corporate Governance Committee to determine the eligibility of the proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the Nominating and Corporate Governance Committee’s charter, other Company policies and guidelines and the current needs of the Board. The presiding officer at the annual meeting, in his or her sole discretion, has the power and duty to determine whether a nomination proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the year ended October 31, 2022, as filed with the SEC, are available to stockholders free of charge on our website at www.limoneira.com under the headings “Investor — Financial Information” or by writing to us at 1141 Cummings Road, Santa Paula, California 93060, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing and Address

Some brokers and we have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive a separate set of proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your oral or written request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc.at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

Other Matters

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the Annual Meeting for action, the persons named in the accompanying proxy will, at their discretion and in accordance with their best judgment, vote upon such proposal.

Limoneira Company	A-1	2023 Proxy Statement

Appendix A – Amended Certificate of Incorporation

Certificate of Amendment of Restated Certificate
of Incorporation of Limoneira Company
(a Delaware corporation)

Limoneira Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Limoneira Company.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 12, 1990, amended pursuant to a Restated Certificate of Incorporation on July 6, 1990, amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 6, 2003, amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 24, 2010, and further amended pursuant to a Certificate of Amendment of Certificate of Incorporation on March 29, 2017 (as amended, the “Certificate of Incorporation”).

THIRD: That the Board of Directors of the Corporation, at a meeting duly convened and held, approved, ratified and duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation to allow for the exculpation of executive officers pursuant to Section 102(b) of the DGCL, declaring such amendment to be advisable:

Article TWENTY-SECOND of the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article TWENTY-SECOND shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

FOURTH: That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this ___ day of March, 2023.

By:
Harold S. Edwards
President & Chief Executive Officer

LIMONEIRA COMPANY
1141 Cummings Road
Santa Paula, California 93060
(805) 525-5541
www.limoneira.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote “FOR ALL” for Proposal 1, and “FOR” Proposals 2, 3 and 4.

1.	To elect two Class II directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);	+

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS	☐	CUMULATIVE VOTING ELECTIONS	☐

Director Nominee Name	Number of Votes

INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, mark the “EXCEPTIONS” box above and strike a line through the name(s) of the nominee(s).

If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTIONS” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes cast on this proxy may not exceed the number of votes you are entitled to times two. For example, if you own 100 shares, you are entitled to cast 200 votes for director nominees. However, if you have cast your proxy for the other above choices, do not complete this table.

01 - Elizabeth Blanchard Chess	__________ Votes FOR

02 - Elizabeth Mora	__________ Votes FOR

Total Votes Cast:

		For	Against	Abstain
2.	To vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);	☐	☐	☐

4.	To amend our Restated Certificate of Incorporation to allow for the exculpation of officers (“Proposal 4”); and	☐	☐	☐
		For	Against	Abstain
3.	To ratify the appointment of Deloitte & Touche LLP to serve as the independent auditor for Limoneira Company for the fiscal year ending October 31, 2023 (“Proposal 3”);	☐	☐	☐

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X	+

03QZCB

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 21, 2023.

The Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report for the fiscal year ended October 31, 2022, are available at: http://www.edocumentview.com/LMNR

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — LIMONEIRA COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 21, 2023

at Museum of Ventura County – Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold S. Edwards and Mark Palamountain, and each of them, as the attorneys, agents and proxies of the undersigned with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Limoneira Company to be held at Museum of Ventura County – Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060 on March 21, 2023, at 10:00 a.m., Pacific Time, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 1, “FOR” THE ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION IN PROPOSAL 2, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 3, AND “FOR” TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR THE EXCULPATION OF OFFICERS IN PROPOSAL 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR ALL” DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 1, “FOR” THE ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION IN PROPOSAL 2, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 3, “FOR” TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR THE EXCULPATION OF OFFICERS IN PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY OTHER ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS MADE, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

(Continued and to be marked, dated and signed, on the other side)